Exhibit 10.9

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE HACIENDA COMPANY, LLC,

BRAND NEW CONCEPTS, LLC,

LFCO, LLC,

LOWELL FARMS, LLC,

LFHMP, LLC,

LFLC, LLC,

INDUS LF LLC,

AND

INDUS HOLDINGS, INC.

FEBRUARY 25, 2021

TABLE OF CONTENTS

i

Exhibit A:
Escrow Agreement
Exhibit B:
Management Services Agreement
Exhibit C:
Second Closing Bill of Sale
Exhibit D:
Second Closing Assignment and Assumption Agreement
Exhibit E:
Form of Closing Statement

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 25, 2021, is by and among The Hacienda Company, LLC, a California limited liability company (“THC”), Brand New Concepts, LLC, a California limited liability company (“BNC”), LFCO, LLC, a California limited liability company (“LFCO”), Lowell Farms LLC, a California limited liability company (“Lowell”), LFHMP, LLC, a California limited liability company (“LFHMP”), LFLC, LLC, a California limited liability company (“LFLC,” and together with THC, BNC, LFCO, Lowell, and LFHMP, the “Sellers,” and each, a “Seller”), Indus LF LLC, a California limited liability company (the “Purchaser”), and Indus Holdings, Inc., a British Columbia corporation (the “Parent”). The Sellers, the Purchaser and the Parent are sometimes referred to herein collectively as the “Parties,” and each individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings assigned to them in ARTICLE VIII.

WHEREAS, the Sellers are engaged in the business of the processing, manufacture and distribution of products containing cannabis, for both medicinal and recreational uses, and related products, in each case within the State of California (the “Business”);

WHEREAS, BNC holds the following licenses for the manufacture and distribution of cannabis (a) a Provisional Manufacturing License – Adult and Medicinal Cannabis Products (the “Manufacturer License”), issued by the Manufactured Cannabis Safety Branch of the California Department of Public Health, (b) an Adult-Use and Medicinal – Distributor Provisional License (the “Distributor License”) issued by the California Bureau of Cannabis Control (“BCC”) and (c) provisional licenses from the City of Los Angeles Department of Cannabis Regulation (the “DCR”): in the following classes: Medical Distributor, J080; Medical Manufacturer Level 1, J083, Adult-Use Distributor, J090, and Adult-Use Manufacturer Level 1, J093 (the “DCR Licenses” and, together with the Manufacturer License and the Distributor License, the “BNC Cannabis Licenses”);

WHEREAS, BNC previously submitted applications to the DCR to modify the DCR Licenses to reflect the ownership of BNC set forth on Schedule I (the “Pending Applications”);

WHEREAS, after acceptance of the Pending Applications by the DCR, BNC shall submit an additional application to modify DCR Licenses to list the Purchaser as the sole owner of BNC (the “Amended DCR Applications”);

WHEREAS, on the First Closing Date, the Parties desire for the Purchaser to purchase the Initial Assets and assume the First Closing Assumed Liabilities, in each case, subject to the terms and conditions set forth herein; and

WHEREAS, on the Second Closing Date, the Sellers will convey to the Purchaser, without further consideration, the Regulated Assets, and the Purchaser will assume the Second Closing Assumed Liabilities, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Initial Assets.

(a) Acquisition of Initial Assets. On the terms and conditions set forth herein, on the First Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, free and clear of all Liens (other than Permitted Liens), all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located, which relate to, or are used or held for use in connection with, the Business except for the Regulated Assets and the Excluded Assets (collectively, the “Initial Assets”), including the following:

(i) all accounts receivable;

(ii) all finished goods, raw materials, work in progress, packaging, supplies, parts and other inventory (“Inventory”);

(iii) all of the Assumed Contracts;

(iv) all Intellectual Property Rights;

(v) all Tangible Personal Property;

(vi) to the extent their transfer is permitted by Law, all Permits (other than the BNC Cannabis Licenses) which are held by the Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Assets;

(vii) all Books and Records;

(viii) all Actions and rights of recovery available to the Sellers against third parties (including insurers) with respect to the Business, the Assets or the Assumed Liabilities, whether arising by way of direct claim, counterclaim or otherwise;

(ix) all prepaid expenses, credits, advance payments, rights to refunds, rights of set-off, rights of recoupment and deposits (including all deposits and other security provided by the Sellers or their Affiliates under the Assumed Contracts);

(x) all insurance benefits and proceeds and rights thereto, whether liquidated or contingent; and

(xi) all goodwill and the going concern value of the Business.

(b) Excluded Assets. Notwithstanding the foregoing, the Initial Assets shall not include the Regulated Assets or any of following assets (all such assets listed in clauses (i) to (v) below, other than the BNC Equity, collectively the “Excluded Assets”):

(i) any Equity Interests held by any of the Sellers;

(ii) Contracts that are not Assumed Contracts (the “Excluded Contracts”), provided that the Purchaser may, at its option, by notice to the Sellers, assume any such Contract with effect from the First Closing Date, whereupon such contract will deemed to be an Assumed Contract;

(iii) all Employee Benefit Plans and assets attributable thereto;

(iv) the Sellers’ corporate organization records, such as minute books, seals and similar items; and

(v) the rights which accrue or will accrue to the Sellers under this Agreement and the other Transaction Documents.

(c) First Closing Assumed Liabilities. Subject to the terms and conditions set forth herein, effective as of the First Closing, the Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of the Sellers (collectively, the “First Closing Assumed Liabilities” and, together with the Second Closing Assumed Liabilities, the “Assumed Liabilities”):

(i) up to $208,000 in ordinary course trade payables (represented by the line items “Indus” and “WCA,” reduced by amounts owed to Affiliates of the Purchaser, on the closing funds flow statement);

(ii) obligations arising under the Assumed Contracts after the First Closing (other than any such Liabilities that are based on, arise from or relate to (A) any breach, default or violation thereof by a Seller on or prior to the First Closing Date or (B) any breach, default or violation of the Management Services Agreement by a Seller); and

(iii) ordinary course payroll obligations accrued from February 20, 2021 through the First Closing Date with respect to the Group III Employees in the amount set forth on Schedule I to the Closing Statement (the “Assumed Payroll Amount”).

(d) Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their Affiliates of any kind or nature whatsoever, whether presently in existence or arising hereafter, other than the Assumed Liabilities (the “Excluded Liabilities”). The Sellers shall be solely responsible for all Excluded Liabilities and shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) Cash in the Reserve Account in the approximate amount of $2,160,834;

(ii) all Liabilities of the Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;

(iii) all Liabilities for Indemnified Taxes;

(iv) all Liabilities in respect of any pending or threatened Action;

(v) all product Liabilities or similar claims for injury to a Person or property with respect to products sold or manufactured by any Seller or its Affiliates or contractors prior to the First Closing, including any such Liability or claim which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty, any theory of strict liability, by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately warn of hazards, other product defects or any other theory;

(vi) all Liabilities of any Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of the Sellers and, except for the Assumed Payroll Amount and as expressly set forth in Section 4.10, any other Liabilities of the Sellers for any present or former employees, officers, directors, independent contractors or consultants, including any Liabilities associated with any claims for wages, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, including all Liabilities under the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or similar state Laws;

(vii) all Environmental Claims and all other Liabilities under Environmental Laws arising out of or relating to any actions or omissions of the Sellers or any facts, circumstances or conditions existing on or prior to the First Closing;

(viii) all Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same);

(ix) all Liabilities under the Excluded Contracts or any other Contracts, (A) which are not validly and effectively assigned to the Purchaser pursuant to this Agreement; (B) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (C) to the extent such Liabilities arise out of or relate to a breach by any Seller of (i) such Contracts prior to the First Closing or (ii) the Management Services Agreement;

(x) all Indebtedness of any Seller and/or the Business and all Liabilities associated therewith;

(xi) all Liabilities arising out of, in respect of or in connection with the failure by any Seller or any of its Affiliates to comply with any Law or Order;

(xii) all Liabilities of the Sellers arising from the operation or conduct of the Business or the Assets prior to the First Closing that are not within the items expressly assumed by the Purchaser pursuant to Section 1.1(c);

(xiii) all Liabilities of any Seller to the extent arising out of the operation or conduct by such Seller of any activities or business other than the Business; and

(xiv) except as expressly assumed pursuant to Section 1.1(c), all matters described on the Disclosure Schedule.

Section 1.2 Regulated Assets.

(a) Acquisition of Regulated Assets. On the Second Closing Date, the Sellers shall, without further consideration, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall accept from the Sellers, free and clear of all Liens (other than Permitted Liens), all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights set forth below (collectively, the “Regulated Assets”):

(i) the BNC Equity; and

(ii) all cannabis and cannabis products, including work in process and finished good inventory and related assets subject to the BNC Cannabis Licenses.

(b) Second Closing Assumed Liabilities. Subject to the terms and conditions set forth herein, effective as of the Second Closing, the Purchaser shall assume and agree to pay, perform and discharge any Liabilities related to the Regulated Assets arising from and after the date of this Agreement that are not based on and do not arise from or relate to (i) any breach, default or violation of any Seller prior to the date hereof of any Law or Contract or (ii) any breach, default or violation of any Seller from and after the date hereof of the Management Services Agreement.

Section 1.3 Closings.

(a) First Closing. The closing of the transactions set forth in Section 1.1 (the “First Closing”) shall take place at the offices of Akerman LLP, 1251 Avenue of the Americas, 37th Floor, New York, New York 10020, or at such other place as shall be agreed to among the Parties, at 10:00 a.m. Pacific time on the date hereof (the “First Closing Date”).

(b) Second Closing. The closing of the transactions set forth in Section 1.2 (the “Second Closing”) shall take place at the offices of Akerman LLP, 1251 Avenue of the Americas, 37th Floor, New York, New York 10020, or at such other place as shall be agreed to among the Parties, as soon as practicable (and in any event within three Business Days) following the satisfaction or waiver of the applicable conditions set forth in ARTICLE V, or on such other date as the Purchaser and THC may mutually agree upon (the “Second Closing Date”).

Section 1.4 Purchase Price; Closing Payments and Deliveries.

(a) The aggregate consideration to be paid by the Purchaser for the Assets shall consist of $4,100,000 in cash (the “Base Cash Consideration”) and 22,643,678 Parent Shares (the “Base Share Consideration”).

(b) At least one Business Day prior to the First Closing Date, the Sellers shall have prepared and delivered to the Purchaser a statement (the “Closing Statement”) signed by an authorized representative of THC setting forth the Sellers’ calculation as of the First Closing Date of the amounts specified on Schedules I and II to Exhibit E.

(c) At least one Business Day prior to the First Closing Date, the Sellers shall have prepared and delivered to the Purchaser a certificate (the “Closing Payoff Certificate”) signed by an authorized representative of THC, which shall set forth the amount of all outstanding Indebtedness as of immediately prior to the First Closing, and instructions regarding the payoff or discharge of all such Indebtedness consistent with the payoff letters delivered pursuant to Section 1.4(e)(vi).

(d) At the First Closing (or at the time of termination of employment, in the case of paragraph (ii)(B) below),

(i) the Purchaser shall:

(A) pay from the Base Cash Consideration (I) the amount of all Indebtedness as provided in the Closing Payoff Certificate and (II) the sum of the amounts under the caption “Paid by Purchaser” on Schedule I to the Closing Statement, estimated to be approximately $241,128, in accordance with the payment instructions annexed to the Closing Statement;

(B) issue to THC, to be further allocated among the Sellers (other than any Seller that is not an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act)) as THC determines, a number of Parent Shares equal to the Base Share Consideration minus the Escrow Shares (the “Closing Share Consideration”);

(C) deposit with the Escrow Agent the Escrow Shares in accordance with the terms of an escrow agreement by and among the Purchaser, THC and the Escrow Agent, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”); and

(D) pay to THC, for deposit into the Reserve Account, an amount equal to (I) the Base Cash Consideration, minus (II) the sum of the amounts of Indebtedness paid pursuant to the preceding clause (i)(A)(I), minus (III) the sum of the amounts set forth under the caption “Paid by Purchaser” on Schedule I to the Closing Statement pursuant to the preceding clause (i)(A)(II), minus (IV) the sum of the amounts set forth on Section 2.5(b) of the Disclosure Schedule, if any, minus (V) the sum of the outstanding and projected accrued vacation costs set forth on Schedule II to the Closing Statement for the Group III Employees minus (VI) 50% of the fees and expenses of the Escrow Agent under the Escrow Agreement minus (VII) $53,919 (the “Closing Cash Consideration”); and

(ii) the Sellers shall pay from the Reserve Fund, to the extent not previously paid, state and city Taxes in the approximate amount of $1,068,822 set forth under the caption “Paid by Sellers” on Schedule I to the Closing Statement (it being understood that all other Taxes of Sellers shall remain Excluded Liabilities and, except as otherwise provided in the Management Services Agreement with respect to non-income Taxes, shall be paid by the Sellers from the Reserve Fund).

(e) At the First Closing, the Sellers shall deliver (or caused to be delivered) the following to the Purchaser:

(i) a bill of sale in form and substance satisfactory to the Purchaser (the “First Closing Bill of Sale”) and duly executed by each of the Sellers, transferring the Initial Assets to the Purchaser;

(ii) an assignment and assumption agreement in form and substance satisfactory to the Purchaser (the “First Closing Assignment and Assumption Agreement”) and duly executed by each of the Sellers, effecting the assignment to and assumption by the Purchaser of the First Closing Assumed Liabilities;

(iii) (A) an assignment agreement in form and substance satisfactory to the Purchaser (the “Intellectual Property Assignment Agreement”) and duly executed by each applicable Seller, transferring all of such Sellers’ rights, titles and interests in and to registered Intellectual Property (other than domain names) to the Purchaser, (B) a domain name transfer agreement in form and substance satisfactory to the Purchaser (the “Domain Name Transfer Agreement”) and duly executed by each applicable Seller, transferring all of such Sellers’ rights, titles and interests in and to the domain names used in the Business to the Purchaser and (C) information sufficient to transfer control over social media accounts used in the business or incorporating any of the trademarks used in the Business to Purchaser;

(iv) the Escrow Agreement, duly executed by THC and the Escrow Agent;

(v) the Management Services Agreement, duly executed by BNC and THC;

(vi) payoff letters from the applicable lenders with respect to all outstanding Indebtedness of Sellers and evidence reasonably satisfactory to the Purchaser that all Liens (other than Permitted Liens) affecting the Assets will be released upon the consummation of the First Closing (including, where applicable, UCC termination statements authorized to be filed by the Purchaser upon the consummation of the First Closing);

(vii) evidence reasonably satisfactory to the Purchaser that all Consents set forth in Section 2.4 of the Disclosure Schedule shall have been made or obtained;

(viii) an opinion of Eisner, LLP with respect to the due authorization of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, and the non-contravention of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, with Seller’s organizational documents and with such additional contracts as are specified by Purchaser and Sellers;

(ix) undertakings from (A) Beehouse Lowell, LLC, Beehouse Lowell B, LLC and Moorland Lowell, LLC (collectively, the “Lead Investors”) and (B) the sole manager of THC not to liquidate any of the Sellers unless adequate provision is made for the payment and satisfaction of their Liabilities, including any Liabilities under ARTICLE VI;

(x) (A) general releases of BNC by the Lead Investors and (B) releases of the Purchaser and the Parent by the Lead Investors with respect to all Liabilities of the Sellers to which Purchaser or Parent might otherwise succeed;

(xi) evidence that each Seller has obtained an irrevocable “tail” insurance policy (the “Tail Policies”) with respect to products liability for a period of three (3) years following the Closing Date;

(xii) a certificate of non-foreign status as described in Treasury Regulation Section 1.1445-2(b)(2) for each Seller; and

(xiii) certificates, signed by an authorized officer of each Seller, dated as of the First Closing Date, attaching certified copies of the organizational documents of each Seller and resolutions of each Seller’s board of managers and/or members, as applicable, approving this Agreement and the transactions contemplated hereby on behalf of each such Seller.

(f) At the First Closing, the Purchaser shall deliver the following to the Sellers:

(i) the First Closing Bill of Sale, the First Closing Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement and the Domain Name Transfer Agreement, each duly executed by the Purchaser;

(ii) the Management Services Agreement, duly executed by the Purchaser; and

(iii) the Escrow Agreement, duly executed by the Purchaser.

(g) At the First Closing, BNC and the Purchaser shall disclose the interest of the Purchaser under the Management Services Agreement to the BCC as required by BCC regulations;

(h) At the Second Closing, the Sellers shall deliver (or caused to be delivered) the following to the Purchaser:

(i) a bill of sale in the form attached as Exhibit C (the “Second Closing Bill of Sale”), duly executed by each of the Sellers, transferring the Regulated Assets (other than Regulated Assets owned by BNC) to the Purchaser;

(ii) an assignment and assumption agreement in form and substance in the form attached as Exhibit D (the “Second Closing Assignment and Assumption Agreement”) and duly executed by each of the Sellers, effecting the assignment to and assumption by the Purchaser of the Second Closing Assumed Liabilities;

(iii) a membership interest assignment or other instrument of transfer reasonably acceptable to Purchaser transferring the BNC Equity to Purchaser;

(iv) (A) general releases of BNC by the Lead Investors and the Sellers and (B) releases of the Purchaser and the Parent by the Lead Investors and the Sellers with respect to all Liabilities of the Sellers to which Purchaser or Parent might otherwise succeed; and

(v) such other documents, instruments or certificates as shall be reasonably requested by the Purchaser or its counsel to effectuate the transactions contemplated by this Agreement to be consummated at or in connection with the Second Closing.

(i) Until the Closing Liabilities and any unsatisfied Indebtedness are satisfied in full, cash held in the Reserve Account will be used by the Sellers solely for the purpose of paying the Liabilities set forth under the caption “Seller Post-Closing” on Schedule I to the Closing Statement and other Closing Liabilities and any unsatisfied Indebtedness. Following the First Closing, the Sellers will report disbursements from the Reserve Account to the Purchaser and will provide the Purchaser with such other information regarding the satisfaction of the Closing Liabilities as the Purchaser may reasonably request. Sellers shall maintain at their sole expense accounting infrastructure and support sufficient to, and shall, account for post-closing disbursements, severance, Taxes for which Sellers are responsible in accordance with Section 4.6(b), pending civil claims and other Closing Liabilities.

(j) At the Second Closing, the Purchaser shall deliver (or caused to be delivered) the following to the Sellers:

(i) the Second Closing Bill of Sale, duly executed by the Purchaser;

(ii) the Second Closing Assignment and Assumption Agreement, duly executed by the Purchaser; and

(iii) such other documents, instruments or certificates as shall be reasonably requested by the Sellers or their counsel to effectuate the transactions contemplated by this Agreement to be consummated at or in connection with the Second Closing.

(k) THC shall allocate the Closing Cash Consideration among the Sellers and the Closing Share Consideration among the Selling Shareholders in such manner as THC may determine and the Purchaser shall have no liability therefor.

Section 1.5 Tax Withholding.

 Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by the Purchaser and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Purchaser. The Purchaser shall furnish to the Person in respect of which such withholding was made reasonably satisfactory evidence of the remittance of any such Taxes to the appropriate Governmental Authority.

Section 1.6 Tax Classification and Reporting.

(a) The parties intend that the transactions contemplated by this Agreement shall qualify under Section 368(a)(1)(C) and related Treasury Regulations as a “triangular” type C reorganization, among other requirements, involving the acquisition of substantially all of the assets in exchange for an amount of voting stock of Parent equal to eighty percent of the THC gross assets in fair market value terms (before liabilities). As such, neither party (nor the THC members) will report the transactions as constituting a taxable asset acquisition of a trade or business by Purchaser.

(b) Accordingly, the First Closing and Second Closing are integral parts of the plan of reorganization of THC that shall be treated as a single integrated transaction for U.S. federal income tax purposes, which qualifies as a tax-free reorganization under Section 368(a)(1)(C), notwithstanding the temporal separation of the various closing events, which is necessitated by regulatory approval requirements. In the event of a delay or failure of the Second Closing to occur, the parties will to the extent possible continue to characterize the transaction as a reorganization qualifying under Section 368(a)(1)(C). Any arrangements made by the Parties to address, or in response to, the failure of the Second Closing to occur shall be given its normal and regular tax effect governed by the form and substance of such other arrangements, including but not limited to a license, contractual joint venture, or otherwise, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchaser that the following statements are true, correct and complete.

Section 2.1 Organization and Related Matters.

(a) Each Seller is duly organized, validly existing and in good standing under the Laws of the State of California. Each Seller has all requisite company power and authority to own, lease and operate its properties and to carry on the Business and to own and use the Assets. Each Seller is a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act.

(b) Except for THC’s ownership of the other Sellers or as set forth in Section 2.1(b) of the Disclosure Schedule, no Seller has any Subsidiaries or owns any equity interest in any other Person.

Section 2.2 Authorization and Enforceability.

 Each Seller has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Documents to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of each of the Transaction Documents to which such Seller is or will, pursuant to the terms of this Agreement, become a party has been or will be (as applicable) duly authorized by all necessary action on the part of each such Seller and its direct and/or indirect equity owners, and no other proceedings or actions on the part of any such Seller or any direct and/or indirect equity owners of any Seller are necessary to authorize the execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which each Seller is or will, pursuant to the terms of this Agreement, become a party have been or will be (as applicable) duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties thereto (other than the Sellers), constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.3 Ownership of Sellers.

(a) Section 2.3(a) of the Disclosure Schedule sets forth all of the outstanding Equity Interests in THC and the record holders and beneficial owners thereof. Except as set forth in Section 2.3(a) of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to any of the Equity Interests of THC.

(b) Section 2.3(b) of the Disclosure Schedule sets forth all of the outstanding Equity Interests in each of the Sellers other than THC. Except as set forth in Section 2.3(b) of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to any of the Equity Interests of any Seller other than THC.

(c) Except as set forth in Section 2.3(a) and Section 2.3(b) of the Disclosure Schedule, no equity or voting interests in any Seller are authorized, issued, reserved for issuance or outstanding. No current or former equity owner of any Seller or any other Person is contesting (whether or not pursuant to any Action) the legal or beneficial ownership of the outstanding Equity Interests of any Seller or any distributions or contributions relating thereto or asserting that Equity Interests other than those set forth on Section 2.3(a) and Section 2.3(b) of the Disclosure Schedule are or should be outstanding. All of the outstanding Equity Interests of each Seller have been duly authorized and validly issued and were not issued in violation of any preemptive or other rights. No Person is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, Contract, obligation, convertible or exchangeable securities, or other commitments, contingent or otherwise, pursuant to which any Seller is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in any Seller or any securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or acquire, any Equity Interests in any Seller.

Section 2.4 Conflicts; Consents of Third Parties.

 Except as set forth in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which each Seller is a party, the consummation of the transactions contemplated hereby and thereby, and compliance by such Seller with the provisions hereof and thereof do not and will not: (a) conflict with, or result in the breach of, any provision of the Governing Documents of such Seller; (b) in any material respect, conflict with, violate, result in the breach or termination of, constitute a default under, modify the rights of any party under, result in an acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller or any of the properties or assets of such Seller are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default, modification or acceleration; (c) violate any Law or Order applicable to such Seller, the Business or the Assets; or (d) result in the creation of any Lien upon any of the properties or assets of any Seller. Except as set forth in Section 2.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Governmental Authority is required on the part of any Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the compliance by any Seller with any of the provisions hereof or thereof. True, correct and complete copies of the Governing Documents of each Seller have been made available to the Purchaser and there are no claims that any such Governing Document is invalid or unenforceable in whole or in part or that such Governing Documents are not a complete statement of the rights and obligations of the Sellers and their respective members or other equity owners with respect to governance matters involving the Sellers, including the matters addressed in this Section 2.4.

Section 2.5 Financial Statements.

(a) Included in Section 2.5(a) of the Disclosure Schedule are true and complete copies of (i) the consolidated balance sheets of THC as of December 31, 2020 (the “Balance Sheet Date” and the balance sheet as of such date the “Balance Sheet”) and December 31, 2019 and the related consolidated statements of income and retained earnings, member’s equity and cash flows of THC for the fiscal years then ended, and (ii) the consolidated balance sheet of THC as at January 31, 2021 (together with all the statements set forth in clause (i), including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements: (i) fairly present, in all material respects, the financial position, results of operations, members’ equity, and retained earnings of THC and the other Sellers on a consolidated basis and the changes in the financial position of THC and the other Sellers on a consolidated basis as of the times and for the applicable periods indicated therein, (ii) were prepared in good faith from the Books and Records of THC and the other Sellers, and (iii) except for assets, liabilities, results of operations, equity or retained earnings of the prior Subsidiaries of Sellers, do not reflect any assets, liabilities, results of operations, equity or retained earnings of (A) any other Person or (B) any business operations other than the Business.

(b) Since the Balance Sheet Date, except as set forth on Section 2.5(b) of the Disclosure Schedule, (i) no Seller has made any distribution of cash or property to any Person other than another Seller, and (ii) no cash or other property of any Seller has been used to acquire Excluded Assets or to satisfy Liabilities that would, if they remained outstanding as of the Closing Date, (A) constitute Indebtedness, (B) constitute Closing Liabilities or (C) constitute Excluded Liabilities.

Section 2.6 No Undisclosed Liabilities.

  Sellers have no Liabilities (and there is no basis for any present or future Action against any Seller giving rise to any Liability) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet, and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

Section 2.7 Absence of Certain Developments.

  Except as set forth in Section 2.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since the Balance Sheet Date, the Sellers have conducted the Business in the Ordinary Course of Business, there has not been any Material Adverse Change, and the Sellers have not:

(a) failed to maintain the Assets in substantially the same condition as on the Balance Sheet Date (ordinary wear and tear excluded);

(b) suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the Assets of more than $25,000 for any single loss or $50,000 in the aggregate for any related losses;

(c) made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer or Employee, other than increases in the Ordinary Course of Business in the base wages or salaries of Employees other than officers or managers;

(d) made any change in accounting or Tax principles or methods, entered into a settlement of any Tax controversy, or filed any amendment of any Tax Return;

(e) except for the transactions contemplated by this Agreement and the other Transaction Documents, entered into or amended any Business Contract;

(f) acquired any assets or sold, assigned, transferred, conveyed, leased, or otherwise disposed of any assets, except for: (i) any obsolete or worn out property, (ii) assets or property having a value not exceeding $25,000; or (iii) Inventory acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(g) canceled, written off, or compromised any debt or claim except for discounts in the Ordinary Course of Business;

(h) entered into, amended, renewed, terminated, or permitted to lapse any Contract or transaction with any of their Affiliates, or paid to or received from any of their Affiliates any amount;

(i) made or committed to make any capital expenditures or capital additions or improvements: (i) in excess of $25,000 individually or $50,000 in the aggregate; or (ii) outside the Ordinary Course of Business;

(j) entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the First Closing;

(k) materially changed their policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or materially failed to maintain the level and quality of its Inventory;

(l) amended any of their Governing Documents, failed to maintain their existence as limited liability companies or failed to qualify or maintain their qualifications in any jurisdictions in which the Sellers are required to be qualified to conduct the Business as a foreign entity;

(m) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, filed a petition in bankruptcy under any provisions of foreign, federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against them under any similar Law;

(n) incurred or guaranteed any Liabilities other than in the Ordinary Course of Business or any Lien (other than a Permitted Lien);

(o) written up or down (or failed to write up or down) the value of any Assets, except in the Ordinary Course of Business in accordance with the Accounting Principles;

(p) introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of Inventory that it maintains or its marketing techniques; or

(q) entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.7 (or disclosed an intent to do so).

Section 2.8 Taxes.

(a) The Sellers have timely filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are complete and correct in all material respects. All Taxes owed by any Seller (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 2.8(a) of the Disclosure Schedule, no Seller is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to any Seller in a jurisdiction in which such Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax on or prior to the due date for the payment of such Tax.

(b) Each Seller has withheld and paid to the appropriate taxing authority or other Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No Seller has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against any Seller. There has not been any audit, examination or written notice of potential examination of any Tax Returns filed by any Seller.

(e) There is no Action, examination, investigation, audit or claim for refund in progress, pending, or, to the Knowledge of the Sellers, proposed or threatened (and no Seller has within the past five (5) years received written notice of any such threatened Action, examination, investigation or audit) against or with respect to any Seller regarding Taxes.

(f) No Seller has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Seller has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise. No Seller is a party to or bound by any agreement the principal purpose of which is the allocation or sharing of Taxes.

(g) Complete and correct copies of all income and sales Tax Returns filed by or with respect to all of the Sellers for taxable periods since inception have been delivered or made available to the Purchaser.

(h) No Seller has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. All applicable Sellers have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) No Seller is subject to Tax in, nor does any Seller have a permanent establishment in, any foreign jurisdiction.

(j) THC is, and has been since the effective date of January 1, 2017 of such election, a corporation for U.S. Federal and state and local income tax purposes. Each Seller other than THC is, and has been since Seller's formation, classified as a disregarded entity for U.S. federal and state and local income tax purposes.

(k) No Seller has claimed deductions in computing taxable income for expenses that are not allowed under Section 280E of the Code, including but not limited to employee salaries, utility costs, health insurance premiums, marketing and advertising costs, repairs and maintenance, rental fees, and payments to independent contractors.

(l) No Seller has capitalized expenses otherwise described as nondeductible under Section 280E of the Code as part of inventory cost and realized such amounts as a deduction for cost of goods sold to reduce  gross income and resulting taxable income (or to create or increase a net operating loss).

(m) THC has not deferred any employment Taxes under the authority of IRS Notice 2020-65 authorizing the deferral of certain payroll tax obligations.

Section 2.9 Tangible Personal Property; Title; Sufficiency of Assets.

(a) The Sellers have good and valid title, free and clear of all Liens other than Permitted Liens, to all of the Assets. Sellers exclusively own, and upon the consummation of the First Closing the Purchaser shall exclusively own, all of the initial Assets and all goodwill associated therewith or derived therefrom. Sellers exclusively own, and upon the consummation of the Second Closing the Purchaser shall exclusively own, all of the Regulated Assets and all goodwill associated therewith or derived therefrom. The Assets and the Real Property Leases are adequate and suitable for the purposes for which they are presently being used and are sufficient for the operation of the Business as currently conducted by the Sellers. No direct or indirect equity owner of any Seller (other than another Seller), has any interest in the Assets, the Business or any other business currently or previously conducted under the name “Lowell Farms” or any derivative thereof, except, in the case of the holders of equity interests in THC, for such equity interests (none of which provide any such holder with an interest in the Assets, the Business or any other business currently or previously conducted under the name “Lowell Farms” or any derivative thereof).

(b) All of Sellers’ material tangible personal property (“Tangible Personal Property”) is in good operating condition, ordinary wear and tear excepted.

Section 2.10 Intellectual Property.

(a) The Business Intellectual Property includes all Intellectual Property Rights used in the Business as currently conducted by the Sellers. The Sellers own or have the right to use all Owned Intellectual Property and the Licensed Intellectual Property that is reasonably necessary to conduct the Business as currently conducted, including the design, development, manufacture, use, import, marketing, and sale of any product, technology or service. The Sellers have good, valid and marketable title to the Owned Intellectual Property, free and clear of any and all Liens except any Permitted Liens. No Owned Intellectual Property is subject to any Order, settlement agreement or Contract that restricts in any manner the use, transfer, licensing or enforcing thereof by the Sellers or may affect the validity, use or enforceability thereof.

(b) Section 2.10(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Intellectual Property Registrations, including domain name registrations, and such list includes for each Intellectual Property Registration, as applicable: the title, mark, design or domain name; the record owner; the jurisdiction by or in which it has been issued, registered, or filed or, in the case of a domain name, the registry on which it is maintained; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status. Section 2.10(b)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all material unregistered Trademarks and service marks that are Owned Intellectual Property. Section 2.10(b)(iii) of the Disclosure Schedule sets forth a true, complete and correct list of each corporate, trade or fictitious name under which the Business has been conducted at any time in the three (3) years prior to the First Closing. Each Intellectual Property Registration is valid and subsisting, and, as of the date of this Agreement, all necessary registration, maintenance and renewal fees in connection with such Intellectual Property Registrations have been paid and all necessary documents and certificates in connection with such Intellectual Property Registrations have been filed with the relevant Patent, Copyright, or Trademark office or other Governmental Authority for the purposes of maintaining such Intellectual Property Registrations. Section 2.10(b)(iv) of the Disclosure Schedule sets forth a true, complete and correct list of all social media accounts currently used in the Business or incorporating any of the trademarks included in the Owned Intellectual Property.

(c) Section 2.10(c) of the Disclosure Schedule sets forth a true, complete and correct list of written agreements (other than ordinary course licenses of commercially available software that, in each case, does not exceed license fees of Twenty-Five Thousand Dollars ($25,000) in the aggregate), pursuant to which the use by a Seller of any Intellectual Property Rights of another Person is permitted by that Person (collectively, the “Intellectual Property Licenses”). True and complete copies of the Intellectual Property Licenses have been provided to the Purchaser by the Sellers. The Intellectual Property Licenses are valid, binding and enforceable between the applicable Seller and the other parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by any Seller or, to the Knowledge of the Sellers, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder. The Sellers have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease for their employees’ use in connection with the Business.

(d) Except as provided for in Section 2.10(d) of the Disclosure Schedule, no Seller has granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Owned Intellectual Property to any Person. Section 2.10(d) of the Disclosure Schedule contains a complete and correct list of all Contracts or rights under which any Seller has granted to others a license, covenant not to sue, or any right to use or exploit any Owned Intellectual Property.

(e) The operation of the Business as currently conducted by the Sellers, including the design, development, use, branding, advertising, promotion, marketing, manufacture, and sale of any product, technology or service of the Business, does not infringe or misappropriate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction in which a Seller operates. No Seller has received notice from any Person claiming that such operation or any act, any product, technology or service or Owned Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any right of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(f) There is no written claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Sellers, threatened, that challenges the rights of any Seller in respect of any Owned Intellectual Property. To the Knowledge of the Sellers, no Person is infringing or misappropriating any Owned Intellectual Property.

(g) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any third party being granted rights or access to any Owned Intellectual Property, (ii) any Seller or the Purchaser losing any right to any Owned Intellectual Property or under any Intellectual Property Licenses, or (iii) the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by Sellers prior to the First Closing pursuant to any Intellectual Property License.

(h) There has, to the Knowledge of Sellers, been no unauthorized access or limitation of access, use, intrusion or breach of security affecting any Information Technology.

(i) Each Seller is and at all times has been in material compliance with its privacy policies and security standards and any applicable Laws and contractual obligations pertaining to personal and payment card information of all individuals whose information any Seller receives, processes and/or shares with others, including, without limitation, CCPA, CalOPPA, and PCI-DSS. Each Seller takes reasonable measures to ensure that such information is protected against theft and unauthorized access, use, modification, disclosure, or other misuse. True and complete copies of all current and historical privacy policies of the Business have been provided to the Purchaser. All data which has been collected, stored, maintained or otherwise used by any Seller has been collected, stored, maintained and used in accordance with all applicable Laws, rules, regulations, guidelines, Contracts, privacy policy notice requirements, and data security breach requirements in all material respects. The transfer of data relating to the transactions contemplated by the Transaction Documents will not breach any privacy statements or other consumer-facing disclosures of Sellers or Laws related to privacy or personal information maintained by Sellers in any material respect.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a correct, complete and accurate list (organized by subsection) as of the date hereof of each of the following Contracts and arrangements to which (x) any Seller is a party and for which the period of performance has not yet expired or been terminated (each Contract or arrangement set forth or required to be set forth on Section 2.11(a) of the Disclosure Schedule pursuant to this clause (x) is referred to herein as a “Business Contract”) or (y) a Seller is intended to be a party that are currently under active negotiation, which Contracts under negotiation are separately identified on Section 2.11(a) of the Disclosure Schedule:

(i) all Contracts relating to (A) equipment or other capital expenditures or (B) other purchases or sales of material, supplies, maintenance, or other assets or properties or services in excess, in each case, of $25,000 individually or $100,000 in the aggregate;

(ii) all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business), advance to (other than travel and entertainment advances to the employees of the Sellers extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(iii) all Contracts evidencing Indebtedness of any Seller or granting or evidencing a Lien on any property or asset of any Seller;

(iv) all Contracts with customers and suppliers listed in Section 2.20(a) of the Disclosure Schedule;

(v) all Contracts with brokers or under which any Seller otherwise incurs any Liability for commissions;

(vi) all leases of tangible personal property with annual payments in excess of $10,000 individually or $50,000 in the aggregate;

(vii) any management service, consulting, financial advisory or any other similar type of Contract;

(viii) all Contracts with investment or commercial banks;

(ix) all Contracts limiting the ability of any Seller to engage in any line of business or to compete with any Person or in any geographical area or to solicit or offer employment to or hire any Person;

(x) all Contracts between or among any Seller, on the one side, and any other Seller or any Related Party of any Seller, on the other side;

(xi) all Contracts (including letters of intent) (A) involving any merger, consolidation, sale of assets or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by any Seller of any operating business or business line or the capital stock or other equity interests or assets of any other Person pursuant to which any Seller has continuing obligations;

(xii) (A) all Contracts involving any joint strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar arrangement, (B) all Contracts involving any joint venture, partnership or similar arrangement and (C) all operating agreements, shareholders agreements or similar arrangements;

(xiii) all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute during the past two years or which have ongoing obligations;

(xiv) all Contracts that contain any “take or pay” provisions, minimum purchase provisions, exclusive purchase or sale provisions, “most favored nations” provisions, required rebate provisions, or exclusive rights to use or acquire any of a Seller’s assets or properties;

(xv) all Contracts (A) for the employment or engagement of any officer, individual employee or other Person on a full-time, part-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever, other than accrued base salary, (B) requiring bonus payments, severance payments or payments upon a change-in-control or (C) pursuant to which any Person other than the Sellers is entitled to any portion of the proceeds from the transactions contemplated by this Agreement;

(xvi) all Contracts imposing confidentiality or indemnification obligations on any Seller, other than such provisions entered into in the Ordinary Course of Business pursuant to agreements with distributors and other customers and suppliers;

(xvii) all Contracts relating to the provision of Information Technology, data or internet-related products or services and not entered into in the Ordinary Course of Business;

(xviii) all collective bargaining agreements or other agreements with any labor union;

(xix) all Contracts that involve the performance of services for, or delivery of goods or materials to, any Seller of an amount or value in excess of $100,000 during any twelve (12) month period;

(xx) all Contracts containing a grant by any Seller to a Person of any right relating to or under the Business Intellectual Property or any grant to a Seller of any right relating to or under the Intellectual Property of any Person;

(xxi) all powers of attorney granted to any Person;

(xxii) all Contracts granting exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any Person; and

(xxiii) all Contracts other than as set forth above to which any Seller is a party or by which any of its assets or businesses are bound that are material to the Business.

(b) True and complete copies of the Business Contracts have been provided to the Purchaser by the Sellers. All of the Business Contracts are and shall, following the First Closing (and, for any Contracts that are Regulated Assets, the Second Closing), be enforceable by the Purchaser and binding on the other parties thereto and shall not be subject to any claims, charges, setoffs or defenses. No Seller is in material default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default, by any Seller under any such Business Contract. To the Sellers’ Knowledge, no other party to any Business Contract is in material default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default, by any such other party under any such Business Contract. Each Business Contract, together with any other Business Contracts with the other party thereto, constitutes the entirety of the business relationship between the Sellers and such other party. There are no disputes pending (and no Seller has received notice of any dispute) under any Business Contract.

Section 2.12 Compliance with Laws; Permits.

(a) The Sellers are, and have at all times been, in material compliance with all Laws (including Marijuana Laws other than Federal Marijuana Laws). No Seller has received notice from any Governmental Authority or any other Person of any failure to comply with any Law applicable to the conduct of the Business or the ownership and use of the Assets, and to the Knowledge of the Sellers, there has been no failure by any Seller to comply with any such Law. To the Knowledge of the Sellers, there is no investigation by a Governmental Authority pending or threatened (and no Seller has previously received notice of any such pending or threatened investigation) against any Seller related to the conduct of the Business or the ownership and use of the Assets.

(b) Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by any Seller. Each such Permit held by any Seller is valid and in full force and effect. Except as set forth in Section 2.12(b) of the Disclosure Schedule, (i) each Seller is, and has been, in compliance in all material respects with all of the terms and requirements of each of its Permits, (ii) no event has occurred or circumstance exists that may result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit; (iii) no Seller has received any notice or from any Governmental Authority or any other Person regarding (A) any actual or potential violation of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of or modification of any Permit; and (iv) all applications for renewal and other filings required to have been made with respect to the Sellers’ Permits have been duly made on a timely basis with the appropriate Governmental Authorities. The Permits identified in Section 2.12(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable the Sellers to conduct and operate the Business and to own and use the Assets as currently conducted, owned and used in compliance with all Laws (including Marijuana Laws other than Federal Marijuana Laws).

Section 2.13 Employee Benefits.

 Section 2.13 of the Disclosure Schedule sets forth each Employee Benefit Plan in which any employee or any spouse or dependent of any employee participates and the Sellers have provided or made available to the Purchaser, to the extent applicable, complete and correct copies of each such Employee Benefit Plan. Neither any Seller, nor any ERISA Affiliate, sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any direct, indirect or contingent liability with respect to (i) any “multiemployer plan”, as that term is defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; or (iii) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the laws of any jurisdiction other than the United States. None of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of a Seller or any ERISA Affiliate, or to any other person, after his or her retirement or other termination of employment or service, and neither any Seller, nor any ERISA Affiliate, has ever represented, promised or contracted to any employee or former employee, or to any other person, that such benefits would be provided, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code. Each Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in accordance with its terms and in material compliance with ERISA, the Code and all other applicable Laws.

Section 2.14 Labor.

(a) Section 2.14(a) of the Disclosure Schedule contains a true and complete listing of each employee that is providing services to any Seller as of the date of this Agreement, his or her current rate of annual base salary or hourly rate, current wages or compensation, fiscal year 2021 bonus target, if any, job title, employment status, work location and credited service date, and date of hire. Section 2.14(a) of the Disclosure Schedule also contains a true and complete listing of each independent contractor who has provided any service to any Seller within the twelve (12) month period immediately preceding the date of this Agreement or who is otherwise engaged in substantial part in providing services to the Business (excluding, however, any independent contractor providing services through an entity by which such worker is employed on a W-2 basis) and describing the fee arrangement pertaining to such independent contractor. Each Seller has complied in all material respects with its payment obligations to all employees in respect of all wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay and other compensation due and payable to such employees under any policy, practice, Contract, program or applicable requirements of Law.

(b) Except as set forth in Section 2.14(b) of the Disclosure Schedule, the Sellers have and have always been in compliance in all material respects with all applicable Laws respecting employment, including those Laws concerning discrimination or harassment prohibitions, terms and conditions of employment, termination of employment, wages, overtime compensation, pay cards, payroll stubs, classification as exempt and non-exempt, span of hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy including the use of biometric data, disability and related accommodations, pay equity, background checks, leaves of absence, drug testing, use of lawful substances, protecting paid sick leave and vacation, training obligations, payment of expenses, and classification of employees, consultants and independent contractors. The Sellers maintain appropriate written policies ensuring compliance and upon onboarding, and all employees of Sellers receive and acknowledge receipt of such applicable policies.

(c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, no employee of any Seller is receiving any long-term disability benefits. Each Seller has properly classified independent contractors and employees in compliance with all Laws, and has paid or remitted all Taxes required to be paid related to such independent contractors and employees. Except as set forth in Section 2.14(c) of the Disclosure Schedule, each Seller has properly classified employees as exempt or nonexempt from the minimum wage and overtime requirements of the federal Fair Labor Standards Act and applicable state wage and hour laws. No Seller has received any notice from any Governmental Authority disputing either the exempt classification of any employees of any Seller or the classification of any independent contractors as independent contractors rather than employees. Each Seller maintains current employee files containing evidence of hours worked for non-exempt employees, together with accurate pay records for all employees. Each Seller maintains current employee files containing proof of work eligibility to the extent required by Law.

(d) No allegations of sexual misconduct have been made against any officer or senior-level employee of any Seller, and no Seller has entered into any settlement agreements related to allegations of sexual misconduct by an officer or senior-level employee of any Seller.

(e) Each Seller has completed and retained in accordance with Immigration and Naturalization Service regulations Form I-9 and any successor and related forms for all of its employees to the extent required by Law.

(f) Each Seller has established, implemented and complied with commercially reasonable policies, practices and procedures to protect the health and safety of its employees and independent contractors, and otherwise mitigate liability and ensure each Seller’s compliance with Law, in connection with COVID-19. No Seller has received any written notification or, to the Knowledge of the Sellers, oral notification, alleging that any employee or contractor has any claim against any Seller, or that any Seller otherwise has any Liability to any employee or independent contractor, in each case, in connection with COVID-19.

(g) The consummation of the transactions contemplated by the Transaction Documents will not: (i) cause to arise any bonus, incentive, deferred compensation, severance, termination, retention, change of control, equity option, equity appreciation, equity purchase, phantom equity or other compensation plan, program, arrangement, agreement, policy or understanding, whether written or oral, that provides or may provide benefits or compensation to any employees of any Seller; (ii) result in (A) an increase in the amount of compensation or benefits of any of the employees of any Seller or (B) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employees of any Seller; or (iii) result in a violation of or an impermissible accrual or allocation under applicable Laws, except, with respect to clauses (i) and (ii), to the extent (and in the amounts) set forth in Section 2.14(g) of the Disclosure Schedule.

(h) Except as set forth on Section 2.14(h) of the Disclosure Schedule, all employees of the Sellers are employed on an at-will basis and may be terminated without advance notice or the payment of severance.

(i) To the Knowledge of the Sellers, no current employee or independent contractor of any Seller is subject to any agreement with or obligation to any third party that (i) restricts the employee or independent contractor from competing with, or soliciting actual or potential business from any Person or entity; (ii) restricts the employee or independent contractor from soliciting any current or former employees of any Person or entity; or (iii) limits the employee’s or independent contractor’s ability to perform the employee’s regular duties on behalf of any Seller.

(j) No Seller is a party to or bound by any collective bargaining agreement, nor has any Seller experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. No Seller has committed any material unfair labor practice. To the Sellers’ Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Seller’s employees, and no such effort has occurred within the past 3 years. No Seller has planned, announced or implemented any employee layoffs, reductions in force, early retirement programs, severance programs, or other programs or efforts concerning termination of employment of employees (other than routine employee terminations for cause), including any such measures requiring notice under the WARN Act or similar state Laws.

(k) The Sellers’ physical areas and websites accessible to the public are in compliance in all material respects with all Laws that require that such areas to accommodate members of the public with disabilities.

Section 2.15 Litigation.

  Except as set forth in Section 2.15 of the Disclosure Schedule, there is not now and there has never been any Action pending or, to the Knowledge of the Sellers, threatened (and no Seller has received notice of any such threatened Action) against (a) any Seller or (b) to the extent related to or affecting the Business, the Assets or the Assumed Liabilities, any of the officers, managers, directors or employees of any Seller before any Governmental Authority, and there is no basis for any such Action. Except as set forth in Section 2.15 of the Disclosure Schedule, no Seller has engaged in any Action relating to or affecting the Business, the Assets or the Assumed Liabilities to recover monies due it or for damages sustained by it. No Seller is subject to any Order.

Section 2.16 Environmental Matters.

 (a) The Sellers are in compliance with all applicable Environmental Laws, including the possession of all Permits required under Environmental Laws and compliance with such Permits, (b) to the Knowledge of the Sellers, no Hazardous Materials are present in, on or under the land and the improvements, ground water and surface water at the real property subject to the Leases, (c) the Sellers do not use, store, treat or transport Hazardous Materials at any location where the Business is conducted, except for Hazardous Materials in quantities customarily used, stored, or disposed of in the ordinary course of the Business and in all cases in full compliance with all Environmental Laws and Permits, and (d) the Sellers have not received any written notice of any actual or alleged noncompliance with or Liability under any Environmental Law or Permit. The Sellers have provided to the Purchaser complete copies of all environmental audits, reports and other documents relating to Environmental Laws or Environmental Claims within the Sellers’ possession or control relating to the Business or the Assets.

Section 2.17 Insurance.

  Section 2.17 of the Disclosure Schedule includes a complete and correct list and description, including policy number, coverage and deductible, of all insurance policies owned by the Sellers relating to the Business, the Assets or the Assumed Liabilities, complete copies of which policies have been provided to the Purchaser by the Sellers. Such policies are in full force and effect, all premiums due thereon have been paid and no Seller is in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which it is bound. No Seller has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Sellers, is there any basis for any such action. Section 2.17 of the Disclosure Schedule also contains a list of all pending and prior claims made to any insurance company by any Seller and any instances of a denial of coverage by any insurance company.

Section 2.18 Real Property Leases.

  No Seller owns or, except as set forth in Section 2.18 of the Disclosure Schedule, has ever owned any Real Property, nor is any Seller party to any agreement to purchase any Real Property. Section 2.18 of the Disclosure Schedule sets forth a true, correct and complete list of all Real Property and interests in Real Property leased, subleased or licensed by any Seller as lessor, lessee, sublessor, sublessee, licensor or licensee (such leases, subleases, licenses and sublicenses required to be set forth, the “Leases”). The description in Schedule 2.18 shall include (i) the address of each parcel of leased Real Property; (ii) the use of each leased Real Property; and (iii) a true, complete and correct list of all leases, subleases, licenses or other occupancy agreements and any assignments, amendments, modifications, side letters, estoppels, consents and other agreements relating thereto. True, correct and complete copies of the Leases have been made available to the Purchaser by the Sellers. The Sellers are currently in possession of the leased Real Property, and no sublease, license or other right of occupancy of or use by a third party affects any of the premises subject to the Leases. All of the Leases are valid, binding and in full force and effect. Sellers have valid leasehold interests in all the Leases free and clear of any and all Liens, except for Permitted Liens, and there exists no default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any of the Leases on the part of any Seller or, to the Knowledge of the Sellers, any other party thereto. Except as set forth in Section 2.18 of the Disclosure Schedule, to the Knowledge of the Sellers, the premises that are the subject of the Leases are in good operating condition (ordinary wear and tear excepted) and are adequate for the purposes for which they are being used.

Section 2.19 Receivables; Payables; Inventory.

(a) The accounts receivable reflected on the Balance Sheet or arising after the date thereof have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and, subject to the allowance for doubtful accounts, if any, set forth in the Balance Sheet, all such accounts receivable are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Sellers in the Ordinary Course of Business and determined in accordance with the Accounting Principles. A list as of the date three (3) days prior to the date hereof, prepared by Sellers in good faith after due inquiry, showing to Sellers’ Knowledge of all accounts receivable and the number of days each such account receivable has been outstanding is included in Section 2.19(a) of the Disclosure Schedule.

(b) All accounts payable reflected on the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable. A complete list of all accounts payable as of the date three (3) days prior to the date hereof, showing the number of days each such Account Payable has been outstanding, is included in Section 2.19(b) of the Disclosure Schedule.

(c) The Inventory of the Sellers is in the physical possession of the Sellers or in transit to or from a customer or supplier of the Sellers, and no Inventory has been pledged as collateral or otherwise is subject to any Lien (other than Permitted Liens), or is held on consignment from others. The Inventory consists of a quality and quantity useable and salable in the Ordinary Course of Business, is in quantities reasonably sufficient for the normal operation of the Business in the Ordinary Course of Business, and is reflected on the Balance Sheet in accordance with the Accounting Principles.

Section 2.20 Customers, Suppliers and Service Providers.

(a) Section 2.20(a) of the Disclosure Schedule sets forth (i) each customer representing five percent (5%) or more of the aggregate sales of the Sellers for each of fiscal year 2019 and 2020 (each, a “Material Customer”) and the amount of consideration paid by each Material Customer during such period; and (ii) each supplier representing five percent (5%) or more of the aggregate purchases of the Sellers for each of fiscal year 2019 and 2020 (each, a “Material Supplier”) and the amount of purchases from each Material Supplier during such periods.

(b) No Material Customer or Material Supplier has cancelled, terminated, materially reduced or otherwise adversely modified or threatened to cancel, terminate, materially reduce, or otherwise materially adversely modify, its relationship with any Seller. No Seller has been advised or has any reason to believe that any such customer or supplier may cancel, terminate, materially reduce, or otherwise materially adversely modify, its relationship with any Seller as a result of the transactions contemplated hereby. To the Knowledge of the Sellers, no Material Customer has made a material complaint to any Seller that has not been resolved.

(c) The Contacts and other arrangements between Sellers and their customers and suppliers have been negotiated and maintained on an arms’-length basis. Sellers have no actual knowledge that the transactions contemplated hereby will have an adverse impact on the relationship between any Seller, on the one hand, and any material customer, supplier or service provider of any Seller, on the other hand, or the terms and conditions on which business is conducted between such Seller and any such other Person.

Section 2.21 Related Party Transactions.

  Except as described in Section 2.21 of the Disclosure Schedule, no Seller has loaned or borrowed any amounts to or from, and no Seller has any outstanding Indebtedness or other similar obligations to or from, any Related Party of any Seller. Except as described in Section 2.21 of the Disclosure Schedule, no Related Party of any Seller (i) has owned any direct or indirect interest of any kind in, or controlled or has been a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has had the right to participate in the profits of, any Person which is or was (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Business, (B) engaged in a business related to the Business or (C) a participant in any transaction to which a Seller has been a party or (ii) has been a party to any Contract with respect to the Business or engaged in any transaction or business with respect to the Business. No Seller has any Contract or understanding with any officer, manager, director, employee, member, shareholder or partner of any Seller that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by any Seller.

Section 2.22 Brokers Fees.

 No Seller has any Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.23 Investment Representations.

(a) Each Seller that acquires any portion of the Base Share Consideration (each a “Selling Shareholder”) is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in shares, including investments in securities issued by the Parent and comparable entities, has the ability to bear the economic risks of an investment in the Parent Shares. Each Selling Shareholder understands that its investment in the Base Share Consideration involves a significant degree of risk, including a risk of total loss of each Selling Shareholder’s investment, and each Selling Shareholder has full cognizance of and understands all of the risk factors related to each Selling Shareholder’s acquisition of the Base Share Consideration.

(b) Each Selling Shareholder has, in connection with its decision to acquire its Base Share Consideration, relied solely upon the representations and warranties of the Parent contained herein. Each Selling Shareholder has had an opportunity to (i) ask questions and receive answers from representatives of the Parent concerning the merits and risks of investing in the Parent Shares, (ii) access to information about the Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (iii) the opportunity to obtain such additional information that the Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Each Selling Shareholder has undertaken an independent analysis of the merits and risks of an investment in the Parent Shares based on its own financial circumstances. Each Selling Shareholder understands that nothing in this Agreement or any other materials presented to each Selling Shareholder in connection with the acquisition of the Base Share Consideration constitutes legal, tax or investment advice. Each Selling Shareholder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Base Share Consideration.

(c) Each Selling Shareholder shall acquire Parent Shares for its own account for investment only and with no present intention of distributing any Parent Shares or entering into any arrangement or understanding with any other persons regarding the distribution of any Parent Shares, provided that this representation and warranty shall not limit any Selling Shareholder’s right to sell pursuant to the Resale Registration Statement. No Selling Shareholder will, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Parent Shares except in compliance with the Securities Act and applicable state securities laws. Each Selling Shareholder acknowledges that Rule 144 under the Securities Act is not available for the resale of Parent Shares and will not be available for such resale until Parent has become a registrant under the Securities Act and has met all of the requirements of Rule 144(i). Notwithstanding the foregoing, nothing in this provision is meant to prevent such Seller from liquidating or distributing the Parent Shares to its equityholders in accordance with applicable Securities Laws.

(d) Each Selling Shareholder has completed or caused to be completed a resale registration statement questionnaire provided for use in preparation of the Resale Registration Statement, and the answers thereto are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the effective date of the Resale Registration Statement, and each Selling Shareholder will notify the Parent immediately of any material change in any such information until such time as such Selling Shareholder has sold all of its Base Share Consideration or until the Parent is no longer required to keep the Resale Registration Statement effective. All other written information furnished to the Parent by or on behalf of each Selling Shareholder expressly for inclusion in the Resale Registration Statement will be true and correct in all material respects as of the date such other written information is provided and will be true and correct as of the effective date of the Resale Registration Statement and each Selling Shareholder will notify the Parent immediately of any material change in any such other written information until such time as Selling Shareholder has sold all of its Base Share Consideration or until the Parent is no longer required to keep the Resale Registration Statement effective.

(e) Each Selling Shareholder understands that the Base Share Consideration is being offered to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Parent is relying upon the truth and accuracy of, and each Selling Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Selling Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of each Selling Shareholder to acquire the Base Share Consideration.

Section 2.24 No Misrepresentation.

  No representation or warranty of the Sellers contained in this Agreement or any other Transaction Document or in the Disclosure Schedule hereto or in any certificate or other instrument furnished to the Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

The Parent and the Purchaser represent and warrant to the Sellers that the following statements are true, correct and complete.

Section 3.1 Organization.

  Each of the Parent and the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business. Each of the Parent and the Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 3.2 Authorization and Enforceability.

  The execution, delivery and performance of this Agreement and all Transaction Documents to which either the Parent or the Purchaser is a party has been duly authorized by all necessary action by or on behalf of the Parent or the Purchaser, as applicable. Each of the Parent and the Purchaser has full corporate or company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which the Parent or the Purchaser is or will be a party, has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of the Parent or the Purchaser, as applicable, enforceable against the Parent or the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.3 Conflicts; Consent of Third Parties.

  Neither the execution and the delivery by the Parent and the Purchaser of this Agreement and the other Transaction Documents to which the Parent or the Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of the Parent and the Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Parent or the Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Parent or the Purchaser is a party or by which the Parent or the Purchaser or their respective properties or assets are bound.

Section 3.4 Base Share Consideration.

 Upon issuance, the Base Share Consideration will be duly authorized and validly issued, fully paid and non-assessable and will not have been issued in violation of applicable Law (it being understood that no representation or warranty is made by Parent or Purchaser with respect to any Federal Marijuana Law) or any preemptive right, right of first refusal or similar right of any Person to subscribe for or purchase securities of the Parent.

Section 3.5 Brokers Fees.

  Neither the Parent nor the Purchaser has any Liability to pay any fees, commissions or other amounts to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.6 No Proceedings.

  No suit, action or other proceeding is pending before any Governmental Authority seeking to restrain or prohibit the Parent or the Purchaser from entering into this Agreement or the performance of any obligation hereunder.

Section 3.7 Taxes.

  The Parent and the Purchaser have timely filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are complete and correct in all material respects. All Taxes owed by the Parent and the Purchaser (whether or not shown on any Tax Return) have been paid. No written claim has ever been made by an authority with respect to the Parent or the Purchaser in a jurisdiction in which such the Parent or the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as described in Schedule 3.7, there has not been any audit, examination or written notice of potential examination of any Tax Returns filed by the Parent or the Purchaser.

ARTICLE IV
COVENANTS

Section 4.1 Further Assurances; Pendleton Lease; Litigation Support; Name Change.

(a) If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that neither the Parent nor the Purchaser shall be required to incur any material out-of-pocket expense in connection therewith. The Sellers shall and shall cause their Affiliates to reasonably cooperate with the Purchaser to encourage each lessor, licensor, customer, supplier or other business associate of the Business to maintain the same business relationships with the Business after the First Closing as it maintained with the Business prior to the First Closing. After the acceptance of the Pending Applications by the DCR, BNC and the Purchaser shall submit the Amended DCR Application to the DCR.

(b) Without limitation of Section 4.1(a), Sellers shall use their reasonable best efforts to cause Beachwood Industries LLC (the “Beachwood”) and, to the extent necessary, the master landlord with respect to the Pendleton Property to (i) consent to the deemed assignment (by virtue of the change of control of BNC at the Second Closing) of BNC’s occupancy and other rights under the lease agreement dated January 1, 2018 (the “Pendleton Lease”) between Beachwood and BNC related to the premises currently used by BNC at 11618 Pendleton Street, Sun Valley, California 91352 (the “Pendleton Property”), without modification thereof except as described in clause (iii) below, (ii) raise no objection to BNC’s continued occupancy of the full premises (in excess of 11,000 square feet) (the “BNC Premises”) currently occupied by BNC at the Pendleton Property during the period of the Management Services Agreement and (iii) amend the Pendleton Lease to cover the BNC Premises at the same price per square foot charged under the Pendleton Lease for the 7,657 square feet reflected in the Pendleton Lease as being leased to BNC. Clauses (i) through (iii) of the preceding sentence are referred to collectively as the “Pendleton Lease Assignment Condition”. If (x) Beachwood or the master landlord with respect to the Pendleton Property at any time objects to, interferes with or seeks to interfere with BNC’s occupancy of all or any portion of the BNC Premises, or if for any reason BNC, under Purchaser’s supervision pursuant to the Management Services Agreement, is unable to fully and peaceably enjoy the use of the full BNC Premises or (y) Beachwood and, to the extent necessary, the master landlord with respect to the Pendleton Property have not consented to the deemed assignment of the Pendleton Lease, covering the full BNC Premises, by the date the Amended DCR Applications are accepted by the DCR, Sellers shall, without duplication of recovery pursuant to Section 6.7, be liable to Purchaser for liquidated damages in the amount of $500,000 (payable pursuant to the methodology set forth in Section 6.4(c)) and the Purchaser may relocate all or any portion of the operation of the Regulated Assets to a different location. The foregoing liquidated damages provision, and the provisions of Section 6.7, shall not be affected by the exclusion of the Master Services Agreement from the definition of “Transaction Documents” for purposes of Article VI.

(c) Following the First Closing, in the event and for so long as the Purchaser actively is involved in, contesting or defending against any Action in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Business which occurred or existed prior to the First Closing, the Sellers shall and shall cause their Affiliates to reasonably cooperate with the Purchaser and the Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of the Purchaser (unless the Purchaser is entitled to indemnification therefor hereunder).

(d) Within ten (10) days after the First Closing, the Sellers shall file a certificate of amendment to the certificate of formation of Lowell, and take all other action reasonably necessary, to change the name of Lowell to another name that does not include “Lowell”.

Section 4.2 Share Registration; Seller Financial Information.

(a) The Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Resale Registration Statement”) on Form S-1 (or any other available form) relating to the resale of the Base Share Consideration by the Selling Shareholders. The Parent shall use its commercially reasonable best efforts to (i) file the Resale Registration Statement by the later of ninety (90) days after the First Closing Date or forty-five (45) days after the provision by the Sellers of the Seller Financial Information and (ii) subject to receipt of necessary information from the Selling Shareholders, cause the SEC to declare the Resale Registration Statement effective as promptly as is reasonably practicable. The Parent shall promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith (the “Prospectus”) as may be necessary to keep the Resale Registration Statement effective until the earlier of (A) two (2) years after the First Closing Date or (B) such time as the remaining Base Share Consideration has become eligible for resale without any volume limitations or other restrictions pursuant to Rule 144 under the Securities Act. The Parent may amend the Resale Registration Statement on Form S-3 at any time it is eligible to do so.

(b) For not more than ninety (90) days in any twelve (12) month period, the Parent may suspend the use of any Prospectus included in the Resale Registration Statement contemplated by this Section in the event that the Parent determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Parent, the disclosure of which at the time is not, in the good faith opinion of the Parent in the best interests of the Parent or (B) amend or supplement the Resale Registration Statement or the related Prospectus so that the Resale Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Parent shall promptly (I) notify THC in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of THC) disclose to THC or any other Selling Shareholder any material non-public information giving rise to an Allowed Delay, (II) advise THC in writing to cease all sales under the Resale Registration Statement until the end of the Allowed Delay, and (III) use commercially reasonable efforts to terminate an Allowed Delay as promptly as is reasonably practicable.

(c) The Parent shall use commercially reasonable efforts to effect the registration of the Base Share Consideration in accordance with the terms hereof, and pursuant thereto the Parent will, as expeditiously as possible:

(i) prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement and the related Prospectus as may be necessary to keep the Resale Registration Statement effective for the period in which the Resale Registration Statement is required to be kept effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Base Share Consideration covered thereby;

(ii) provide copies to and permit any counsel designated by THC to review the Resale Registration Statement and all amendments and supplements thereto no fewer than three (3) days prior to their filing with the SEC;

(iii)  furnish to each Selling Shareholder (A) promptly after the same is prepared and filed with the SEC, if requested by the Selling Shareholder, one (1) copy of any Resale Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Parent to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Parent has sought confidential treatment), and (B) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Selling Shareholder may reasonably request in order to facilitate the disposition of the Base Share Consideration owned by the Selling Shareholder;

(iv) use commercially reasonable efforts to (A) prevent the issuance of any stop order or other suspension of effectiveness and, (B) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

(v) use commercially reasonable efforts to register or qualify or cooperate with any Selling Shareholder and its counsel in connection with the registration or qualification of the Base Share Consideration for offer and sale under the securities or blue sky laws of such jurisdictions requested by such Selling Shareholder and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Base Share Consideration covered by the Resale Registration Statement; provided, however, that the Parent shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this provision, (B) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 4.2(b)(v), or (C) file a general consent to service of process in any such jurisdiction;

(vi) promptly notify THC, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vii) use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act in connection with the Shelf Registration Statement; and

(viii) with a view to making available to the Selling Shareholders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Selling Shareholders to sell shares included in the Base Share Consideration to the public without registration, the Parent covenants and agrees from and after the date it becomes registered and for so long as it remains registered under the Exchange Act, to (A) file with the SEC in a timely manner all reports and other documents required of the Parent under the Exchange Act and (B) furnish to each Selling Shareholder upon request, as long as such Selling Shareholder owns any Base Share Consideration, (I) a written statement by the Parent that it has complied with the reporting requirements of the Exchange Act, (II) a copy of the Parent’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (III) such other information as may be reasonably requested in order to avail such Selling Shareholder of any rule or regulation of the SEC that permits the selling of any such Base Share Consideration without registration.

(d) In the event that the SEC for any reason limits the number of Parent Shares that may be included and sold by the Selling Shareholders in the Resale Registration Statement, the Parent shall reduce the number of Parent Shares included in the Resale Registration Statement on behalf of the Selling Shareholders accordingly (such portion shall be allocated pro rata among the Selling Shareholders) (such excluded shares, the “Reduction Securities”). The Parent shall not be liable for any Losses in connection with the exclusion of such Reduction Securities or in connection with any delay in the effectiveness of the Resale Registration Statement arising from any interactions between the Parent and the SEC with respect to the number of Parent Shares that may be included and sold by the Selling Shareholders in the Resale Registration Statement. The Parent shall use commercially reasonable efforts to register the Reduction Securities for resale as soon as is reasonably practicable pursuant to a new registration statement covering the Reduction Securities (or such portion thereof as the SEC will allow to be registered for resale at such time) for an offering to be made on a continuous basis pursuant to Rule 415.

(e) The Parent shall bear all expenses in connection with the procedures in clauses (a) through (d) of this Section 4.2 and the registration of the Base Share Consideration on behalf of the Selling Shareholders pursuant to the Resale Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Selling Shareholders or underwriting discounts, brokerage fees and commissions incurred by the Selling Shareholders, if any in connection with the offering of the Base Share Consideration on behalf of the Selling Shareholders pursuant to the Resale Registration Statement or any new registration statement(s) covering the Reduction Securities.

(f) If required by applicable securities Laws, the rules or policies of any applicable stock exchange or the Parent, each Seller covenants and agrees to execute, deliver and file or assist, including by way of providing requisite information to, the Parent in filing or in causing the filing of such disclosure documents, reports, undertakings and other documents with respect to or in connection with the issuance of the Base Share Consideration and the completion of any associated transactions as may be required by any securities commission, stock exchange or other regulatory authority pursuant to applicable securities Laws or rule or policies or as they may otherwise require.

(g) Each Selling Shareholder agrees that it will not effect any disposition of the Base Share Consideration that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities laws, except as contemplated in the Resale Registration Statement referred to in this Section 4.2 or as otherwise permitted by Law, and will promptly notify the Parent of any changes in the information set forth in the Resale Registration Statement regarding such Selling Shareholder or its plan of distribution.

(h) The Sellers shall provide to Parent as promptly as practicable such financial statements and other information concerning the Sellers’ and their business affairs (including the Seller Financial Information) as Parent may reasonably require, and shall direct that their counsel and accountants cooperate with Parent’s counsel and accountants, in connection with the preparation of the Resale Registration Statement or any other securities filings made by Parent after the First Closing that require information regarding the Sellers. Without limitation of the foregoing, the Sellers shall provide to Parent (i) on or prior to March 31, 2021 (it being understood that time is of the essence), unaudited financial statements, prepared in accordance with GAAP, for the fiscal years of the Sellers ended December 31, 2020 and 2019, and shall respond promptly to inquiries of the Parent or its auditor related thereto, (ii) on or prior to April 23, 2021 (it being understood that time is of the essence), unaudited financial statements, prepared in accordance with GAAP, for the fiscal quarters of the Sellers ended March 31, 2021 and March 31, 2020 and (iii) by the dates specified in the preceding clauses (i) and (ii), for the periods referenced, (x) such additional financial information of the Sellers as may be required under Regulations S-K and S-X and published guidance to be included in a registration statement on Form S-1 under the Securities Act (assuming no financial results of Sellers are reflected in any Parent financial statements included in such filing and that no such information is permitted to be deferred under Rule 3-05(b)(4)(i)(B) of Regulation S-X or any similar rule or published guidance), provided that any such information that would otherwise be required to be audited may be unaudited, and (y) to the extent reasonably requested by Parent, assistance in the preparation of management’s discussion and analysis and other relevant narrative discussions of Sellers’ business, financial condition, results of operations and cash flows. None of the information supplied, or to be supplied, by the Sellers for inclusion in the Resale Registration Statement or any other securities filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. If any event occurs with respect to any Seller, or any change occurs with respect to the information provided by any Seller, that causes any such information to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Sellers shall notify Parent promptly of such event or change and supplement such information so that it does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.3 Transfer Restrictions.

(a) Each Selling Shareholder acknowledges that the Base Share Consideration may only be disposed of in compliance with applicable Law, including Canadian and United States state and federal securities laws. In connection with any transfer of the Base Share Consideration other than pursuant to an effective registration statement or to an Affiliate of a Selling Shareholder, the Parent may require the transferor thereof to provide to the Parent an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred Base Share Consideration under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Section 4.3.

(b) Each Selling Shareholder acknowledges that the securities constituting the Base Share Consideration shall have attached to them, whether through the electronic deposit system of CDS Clearing and Depository Services Inc., entered into a direct registration or other electronic book-entry system, or on any certificates that may be issued, the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JUNE 26, 2021.

(c) Each Selling Shareholder agrees with the Parent (i) that such Selling Shareholder will sell any Base Share Consideration pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if any Base Share Consideration is sold pursuant to a registration statement, it will be sold in compliance with the plan of distribution set forth therein, (iii) that if, after the effective date of the registration statement, such registration statement ceases to be effective and the Parent has provided notice to such Selling Shareholder to that effect, such Selling Shareholder will sell Base Share Consideration only in compliance with an exemption from the registration requirements of the Securities Act; and acknowledges that the removal of the restrictive legend from the Base Share Consideration due to the effectiveness of a registration statement is predicated upon the Parent’s reliance upon this Agreement.

Section 4.4 Mail; Payments; Receivables; Record Retention.

  From and after the First Closing, the Sellers shall refer to the Purchaser all customer, supplier, employee or other inquiries or correspondence received by any of them or any of their Affiliates relating to the conduct of the Business after the First Closing Date, the Assets or the Assumed Liabilities. From and after the First Closing, the Sellers shall remit to the Purchaser all payments and invoices received by any of them or any Affiliates thereof that relate to the Business, the Assets (including accounts receivable) or the Assumed Liabilities within five Business Days after receipt thereof. From and after the First Closing, the Purchaser shall remit to the Sellers all payments and invoices received by it or any Affiliate thereof that relate to the Excluded Assets or the Excluded Liabilities within five Business Days after its receipt thereof. Each Party agrees, on behalf of itself and its Affiliates, that for a period of not less than six (6) years following the First Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Assets or the Business with respect to periods prior to the First Closing and shall make such Books and Records available to one another for any lawful purpose upon reasonable prior written notice. Each Party shall have the right to destroy all or part of such books and records after the sixth anniversary of the First Closing Date or, at an earlier time by giving each other party hereto 10 days’ prior written notice of such intended disposition and by offering to deliver to the other Party, at the other Party’s expense, custody of such books and records as such first party may intend to destroy. This Section 4.4 is not intended to alter the normal rules of discovery in connection with any dispute among the Parties.

Section 4.5 Public Announcements.

 Unless otherwise required by applicable Law, the Sellers shall not, and the Sellers shall cause their Affiliates, agents, professionals and other representatives not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of the Purchaser, provided that the Sellers may make disclosures to their equity holders of the material terms of this Agreement without the consent of the Purchaser provided that such disclosures are made on a confidential basis with respect to any material aspect of this Agreement that has not become publicly available (without a breach of the confidentiality provisions of this Agreement by Sellers).

Section 4.6 Tax Covenants.

(a) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (including any penalties, interest, additions to Tax and costs and expenses relating to such Taxes, but excluding any transfer gains Taxes), whether for real or personal property, imposed in connection with the transaction that occurs pursuant to this Agreement or the other Transaction Documents (collectively, “Transfer Taxes”) shall be borne by the Sellers. The Sellers shall, at their sole expense, timely file any Tax Return or other document with respect to any Transfer Taxes (and the Purchaser shall reasonably cooperate with respect thereto as necessary).

(b) All Taxes and Tax Liabilities with respect to the income or operations of the Business or the ownership of the Assets that relate to any Straddle Period shall be apportioned between the Sellers and the Purchaser as follows: (i) in the case of ad valorem or other property Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, employment Taxes, or other Taxes based on or measured by income, receipts or profits, as determined from the closing of the books and records of the Sellers and the Business as of 11:59 p.m. on the Closing Date.

(c) After the First Closing Date, the Purchaser and the Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Business or the Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment (it being understood that Sellers shall, at their sole expense, be responsible to prepare all post-Closing Tax Returns of Sellers). Upon reasonable notice, the Sellers and the Purchaser shall make their employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. Any request for information or documents pursuant to this Section 4.6(c) shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than 30 days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 4.6(c). Any information obtained under this Section 4.6(c) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Tax refunds or in conducting any Tax audit, dispute or contest.

Section 4.7 Confidentiality.

 Each Seller shall, and shall cause its Affiliates to, hold in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Business, except to the extent that such Seller can show that such information (i) is generally available to and known by the public through no fault of such Seller or any of its respective Affiliates or representatives; or (ii) is required to be disclosed by judicial or administrative process or by other requirements of Law. If any Seller or any of its Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Purchaser in writing and shall disclose or permit disclosure of only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Seller shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event a breach or threatened breach of this Section 4.7, the Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other surety) and shall be entitled to be indemnified with respect thereto by Sellers.

Section 4.8 Bulk Sales Laws.

  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Assets to the Purchaser, it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any Bulk Sales Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 4.9 Release.

 Sellers, on behalf of themselves and their Affiliates, and the predecessors, successors and assigns of the foregoing (collectively, the “Releasors”), hereby unconditionally release (i) the Purchaser, the Parent and their Affiliates, (ii) BNC, (iii) the directors, officers, employees, managers, members, partners, direct and indirect investors, advisors, agents and other representatives of the Purchaser, the Parent and their Affiliates and BNC and (iv) the predecessors, successors, assigns, heirs, executors, administrators and personal representatives of the foregoing (collectively, the “Releasees”) from and against any and all claims, causes of actions, damages, judgments, expenses and other Liabilities, at law or in equity, that Releasors may have in any capacity against Releasees as of the date hereof or to which any Releasee might otherwise succeed as a result of the transactions contemplated by the Transaction Documents (collectively, the “Released Claims”), provided that insofar as the Purchaser, the Parent, their Affiliates and the Releasees related to the foregoing are concerned, such release is limited to Released Claims related to, arising from or in connection with the Business. Notwithstanding the foregoing, the Sellers’ rights under the Transaction Documents are excluded from the Released Claims. The Sellers, on behalf of the Releasors, agree to, upon the request of any Releasee, release or reduce any claim asserted against a third party that would be a Released Claim if asserted by a Seller against a Releasee to discharge the third party claim asserted against such Releasee. The Sellers, on behalf of Releasors, hereby agree that this agreement shall apply to all unknown or unanticipated Released Claims as well as those known and anticipated, and upon advice of counsel, the Sellers hereby knowingly waive all rights and protections under California Civil Code Section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Section 4.10 Employees and Employee Benefits.

(a) On the First Closing Date or as promptly thereafter as is practicable, the Purchaser shall extend offers of employment to the Group I Employees. From and after the First Closing, the Purchaser shall have the right, but not the obligation, at any time or from time to time to extend offers to any other employees of the Business that the Purchaser so chooses. All such offers of employment shall be on such terms as the Purchaser determines in its sole discretion and the Sellers shall use their good faith efforts to encourage such employees to accept such offers. Employees of the Business who accept the Purchaser’s offer of employment are referred to as “Transferring Employees”.

(b) Except as consented to in writing by the Purchaser, the Sellers shall and shall cause their Affiliates to terminate the employment, on or about March 1, 2021, of the Group I Employees and Group II Employees. The Sellers shall be responsible to issue (and shall be liable for) final paychecks to the Group I Employees and Group II Employees, which shall include salary/wages and accrued vacation through the termination date, and to make all related payroll Tax deposits, on the termination date. The Purchaser shall not assume any Liability under any of the Employee Benefit Plans.

(c) The Sellers shall and shall cause their Affiliates to terminate (i) any contractual provisions or other restrictions that would otherwise prevent any employees of the Business from becoming an employee of the Purchaser or its Affiliates and (ii) any confidentiality or other obligations to the extent they would prevent any employees who accept employment with the Purchaser from using or transferring to the Purchaser or its Affiliates any information related to the Business.

(d) Unless required by applicable Law, any offer of employment by the Purchaser to an employee of the Business who is not actively at work as of the First Closing Date due to an approved leave of absence will be effective on the date following the First Closing Date on which such individual returns to active employment, so long as such date is within six (6) months following the date hereof. If any such employee who is on an approved leave of absence as of the Closing Date does not return to active employment within such six (6)-month period, then the Sellers will continue to employ such employee or terminate such employee at the Sellers’ sole expense.

(e) Except as otherwise provided in the Management Services Agreement with respect to the Group III Employees or as otherwise expressly provided in this Section 4.10, the Sellers shall be solely responsible for, and the Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay for any period relating to their service with the Sellers, and the Sellers shall pay all such amounts to all entitled persons on or prior to their termination date. Payroll for the Group III Employees for the period in which the First Closing occurs shall be administered in accordance with the historical practices of the Sellers and the payment of accrued vacation shall not be required to be made to the Group III Employees by reason of the occurrence of the First Closing. Upon termination of the Management Services Agreement, (i) if the Pendleton Lease Assignment Condition has been satisfied, the Purchaser shall be responsible for all severance and termination costs for the Group III Employees and (ii) if the Pendleton Lease Assignment Condition has not been satisfied, then (x) the Sellers shall be responsible for all severance and terminations costs (other than unpaid wages and accrued vacation) for the Group III Employees and (y) the Purchaser shall reimburse the Sellers for the accrued and projected vacation costs for the Group III Employees reserved by the Purchaser pursuant to Section 1.4(d)(i)(D)(V).

(f) The Purchaser will cooperate reasonably with the Sellers to provide notices of termination to the Group III Employees required by the WARN Act and similar state Laws provided that neither Beachwood nor the master landlord with respect to the Pendleton Property objects to, interferes with or seeks to interfere with BNC’s occupancy of all or any portion of the BNC Premises and BNC, under Purchaser’s supervision pursuant to the Management Services Agreement, is able to fully and peaceably enjoy the use of the full BNC Premises. For the avoidance of doubt, the Sellers shall retain responsibility for providing any notices required under the WARN Act or similar state Laws.

(g) The Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims, in the case of Transferring Employees, relate to conditions or events occurring prior to the commencement of their employment (if any) with the Purchaser, provided that in the case of the Group III Employees, the Purchaser shall be responsible for such claims which relate to conditions or events occurring following the First Closing Date to the extent provided under the Management Services Agreement. The Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business, which claims, in the case of Transferring Employees, relate to conditions or events occurring prior to the commencement of their employment (if any) with the Purchaser, provided that in the case of the Group III Employees, the Purchaser shall be responsible for worker’s compensation claims which relate to conditions or events occurring following the First Closing Date to the extent provided under the Management Services Agreement. The Sellers shall pay, or cause to be paid, all such amounts for which they are responsible to the appropriate persons as and when due.

(h) Nothing in this Agreement or the other Transaction Documents confers upon any Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 4.10. Nothing in this Agreement or the other Transaction Documents shall limit the right of the Purchaser to terminate or reassign any Employee after such Employee becomes an employee of the Purchaser, or to change the terms and conditions of his or her employment in any manner.

ARTICLE V
CONDITIONS TO SECOND CLOSING; TERMINATION

Section 5.1 Conditions to Obligations of the Parties.

  The respective obligations of each Party to effect the Second Closing are subject to the satisfaction on or prior to the Second Closing Date of the following conditions, any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by applicable Law:

(a) the Amended DCR Applications shall have been approved by the DCR; and

(b) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent), other than any Federal Marijuana Law, that remains in effect and has the effect of making the Second Closing illegal or otherwise prohibiting consummation of the Second Closing.

Section 5.2 Conditions to Obligations of the Purchaser.

  The obligations of the Purchaser and the Parent to effect the Second Closing are subject to the satisfaction at or prior to the Second Closing Date of the following conditions, any or all of which may be waived in writing by the Purchaser, in whole or in part, to the extent permitted by applicable Law:

(a) (i) the Fundamental Reps of the Sellers shall have been true, correct and complete in all respects as of the Closing Date and shall be true, correct and complete in all respects as of the Second Closing Date and (ii) all other representations and warranties of the Sellers contained in this Agreement and the other Transaction Documents (A) that are qualified by the terms “material”, “materiality” or “material adverse effect” shall have been true, correct and complete in all respects as of the Closing Date and shall be true, correct and complete in all respects as of the Second Closing Date as if made as of the Second Closing Date (or, with respect to such representations and warranties which specifically relate to an earlier date, at and as of such earlier date instead) and (B) that are not qualified by the terms “material”, “materiality” or “material adverse effect” shall have been true, correct and complete in all material respects as of the Closing Date and shall be true, correct and complete in all material respects as of the Second Closing Date as if made as of the Second Closing Date (or, with respect to such representations and warranties which specifically relate to an earlier date, at and as of such earlier date instead), provided that the condition in this clause (ii) shall apply only if reasonably anticipated Losses from all breaches of and inaccuracies in such other representations and warranties exceed, in the aggregate, the value of the remaining Escrow Shares, net of any other then pending claims;

(b) the Sellers and the other signatories to the First Closing deliverables shall have performed and satisfied in all material respects all covenants and agreements required by the Transaction Documents and such deliverables to be performed and satisfied by such Persons at or prior to the Second Closing;

(c) no Action shall be pending or threatened before any Governmental Authority seeking to restrain any Seller or prohibit the Second Closing or seeking damages against any Party as a result of the consummation of this Agreement; and

(d) the Purchaser shall have received a certificate executed by the Sellers to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b) and (with respect to the Sellers) Section 5.2(c) have been satisfied.

Section 5.3 Termination.

(a) The Purchaser shall have the right, in its sole discretion, to terminate the transactions to be consummated at the Second Closing by notice to THC as follows:

(i) if any of the representations and warranties of the Sellers shall not be true and correct, or if the Sellers or the other signatories to the First Closing deliverables have failed to perform any covenants or agreements on the part of such Persons set forth in the Transaction Documents and such deliverables such that the conditions to the Second Closing set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the Second Closing Date and such breaches or the failures are not cured by the earlier of the Outside Date or thirty (30) days after written notice thereof is delivered to THC; or

(ii) if the Second Closing shall not have been consummated on or prior to the first anniversary of the date of this Agreement (such date, the “Outside Date”) and neither the Purchaser nor the Parent shall have breached in any material respect its obligations under this Agreement or the Management Services Agreement in any manner that shall have been the proximate cause of the failure to effect the Second Closing on or before the Outside Date.

(b) For the avoidance of doubt, the termination of the transactions to be consummated at the Second Closing shall not have any impact on the transactions consummated at the First Closing or on any of the other rights or remedies of the Parties hereunder or under any of the other Transaction Documents or closing deliverables.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Survival.

  All representations and warranties contained in this Agreement shall survive until the date which is one year after the First Closing Date; provided, however, that (a) the representations and warranties stated in Section 2.8, Section 2.16 and Section 3.7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), (b) the representations and warranties stated in Section 2.12 shall survive until the second anniversary of the First Closing and (c) the representations and warranties stated in Section 2.1, Section 2.2, Section 2.3, Section 2.5(a) (solely as to the current asset and current liability portions of the Balance Sheet only) and (b), Section 2.9(a), Section 2.21, Section 2.22, Section 3.1, Section 3.2, Section 3.4 or Section 3.5 (collectively, the “Fundamental Reps”) shall survive indefinitely. The covenants and agreements of any Party set forth in this Agreement or any of the other Transaction Documents shall survive and remain in full force and effect until fully performed. In the event that an Indemnified Party shall deliver written notice of a claim for indemnification to an Indemnifying Party prior to the expiration of any applicable survival period set forth above, then such claim shall survive the expiration of such survival period until the final resolution thereof. The foregoing survival period limitations shall not apply to any claim based upon fraud, intentional misrepresentation or willful misconduct.

Section 6.2 Indemnity Obligations of the Sellers.

  The Sellers (other than BNC) covenant and agree to and shall, jointly and severally, defend, indemnify and hold harmless the Purchaser, the Parent, their Affiliates and their respective directors, officers, employees, managers, members, partners, advisors, agents and other representatives (collectively, the “Purchaser Indemnitees”) from and against, and to pay or reimburse the Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of any Seller contained in the Transaction Documents (other than the Fundamental Reps);

(b) any breach by a Seller of any of the Fundamental Reps;

(c) any breach of or failure to perform any covenant or agreement of the Sellers or any of them or any of their Affiliates contained in the Transaction Documents or any other closing deliverables or the failure to fulfill any obligation in respect thereof;

(d) any Excluded Liability (including for the avoidance of doubt any Indebtedness, Indemnified Taxes or Closing Liabilities) or Excluded Asset and any amount required to be set forth on Section 2.5(b) of the Disclosure Schedule;

(e) any damages (including any liquidated damages) to which Purchaser becomes entitled pursuant to Section 4.1(b) or Section 6.7; and

(f) any item set forth in Section 6.2(f) of the Disclosure Schedule.

Section 6.3 Indemnity Obligations of the Purchaser.

  The Parent and the Purchaser covenant and agree to and shall, jointly and severally, defend, indemnify and hold harmless the Sellers and their respective directors, officers, employees, managers, members, partners, advisors, agents and other representatives (collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all any and all Losses based on, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of the Purchaser contained in the Transaction Documents (other than the Fundamental Reps and the representations and warranties set forth in Section 3.7);

(b) any breach by the Purchaser of any of the Fundamental Reps or the representations and warranties set forth in Section 3.7; and

(c) any breach of or failure to perform any covenant or agreement of the Parent or the Purchaser or any of their Affiliates contained in the Transaction Documents or any other closing deliverables or the failure to fulfill any obligation in respect thereof.

Section 6.4 Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within 30 days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the reasonable approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party, that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim or that includes any admission of wrongdoing by the Indemnified Party. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume (or, if applicable, to maintain) control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within 30 days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30 day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

(c) Escrow Claims. Upon any claim for indemnification in favor of a Purchaser Indemnitee being determined (whether by way of an Order of a Governmental Authority or a settlement or agreement between the Purchaser and THC, on behalf of the Sellers), the Purchaser and THC shall instruct the Escrow Agent to release to the Purchaser a number of Escrow Shares having a value equal to the amount of such indemnification claim. To the extent there are insufficient Escrow Shares remaining in escrow to satisfy any such claim in favor of a Purchaser Indemnitee, subject to the limitations in Section 6.5, Sellers shall be liable for the direct payment thereof.

(d) Escrow Shares. For purposes of Section 5.2(a) and Article VI, and for any other matter arising hereunder that requires the Escrow Shares, or any of the, to be valued, the Escrow Shares shall be deemed to have a value equal to $1.74 per share.

Section 6.5 Certain Limitations.

 The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) The Sellers shall not be liable to the Purchaser Indemnitees for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) exceeds $200,000, exclusive of claims or groups of related claims for Losses not exceeding $10,000 (the “Deductible”), in which case the Sellers shall be liable under Section 6.2(a) only for such Losses that exceed the Deductible. The Purchaser shall not be liable to Seller Indemnitees for indemnification under Section 6.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.3(a) exceeds the Deductible, in which case the Purchaser shall be liable under Section 6.3(a) only for such Losses that exceed the Deductible.

(b) The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 6.2(a) with respect to aggregate Losses in excess of an amount equal to $4,350,000 (the “General Cap”). The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 6.2(b) or Section 6.2(c) with respect to aggregate Losses in excess of an amount equal to $43,500,000. Seller Indemnitees shall not be entitled to indemnification pursuant to Section 6.3(a) with respect to aggregate Losses in excess of the General Cap. Seller Indemnitees shall not be entitled to indemnification pursuant to Section 6.3(b) or Section 6.3(c) with respect to aggregate Losses in excess of an amount equal to $43,500,000.

(c) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, there shall be no deductible, cap or other limitation or restriction on, and nothing herein shall impair, any claim based upon fraud, intentional misrepresentation or willful misconduct.

(d) The Purchaser Indemnitees will not be indemnified, and the Sellers will have no liability hereunder, for (i) any Losses to the extent of any amount with respect thereto that is set forth on the Closing Statement, the Closing Payoff Certificate or Section 2.5(b) of the Disclosure Schedule and taken into account as a deduction in determining the Closing Cash Consideration or (ii) any Losses constituting punitive damages except to the extent actually awarded to a third party.

(e) The amount of any Losses for which indemnification is provided under Section 6.2 or Section 6.3 shall be reduced by (i) any amounts that are actually recovered by the Indemnified Party from any third party with respect to such Losses and (ii) any insurance proceeds or other cash receipts or source of reimbursement that are actually received by an Indemnified Party with respect to such Losses (net of reasonable costs of recovery or collection and any retention or deductible related to an insurance claim in respect of Losses thereof); provided, however, that no Indemnified Party shall have any obligation to claim, seek or otherwise obtain any such third party recoveries or insurance proceeds or other reimbursement to which it may be entitled.

(f) With respect to any claim brought by a the Purchaser Indemnitee against any Seller relating to this Agreement, the Sellers expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against any the Purchaser Indemnified Party with respect to any amounts owed by any Seller to any the Purchaser Indemnitee.

Section 6.6 Certain Determinations.

 Notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining any Losses with respect to any claim for breach of any representation or warranty that is subject to indemnification hereunder (and not for purposes of determining whether there is a breach of any such representation or warranty), each representation and warranty in any of the Transaction Documents shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words were deleted from such representation and warranties. The right to indemnification, payment of Losses of an Indemnified Person or for other remedies based on any representation, warranty, covenant or agreement contained in or made pursuant to any of the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of, compliance with, or performance or fulfillment of, any such representation, warranty, covenant or agreement.

Section 6.7 Release of Escrow Shares.

  On the 9-month anniversary of the First Closing, provided the Second Closing has occurred, THC and the Purchaser shall instruct the Escrow Agent to release the remaining Escrow Shares to THC. If the Second Closing Date does not occur prior to the 9-month anniversary of the First Closing Date, THC and the Purchaser shall instruct the Escrow Agent to continue to hold Escrow Shares having a value of $500,000 (the “Second Closing Escrow Shares”) until the Second Closing occurs or is terminated pursuant to Section 5.3. In the event the Second Closing occurs after the 9-month anniversary of the First Closing and the Pendleton Lease Assignment Condition has been satisfied, the Second Closing Escrow Shares shall be released to the Sellers. In the event the Second Closing does not occur and is terminated pursuant to Section 5.3 or the Second Closing occurs but the Pendleton Lease Assignment Condition has not been satisfied by such time, Sellers shall, without duplication of recovery pursuant to Section 4.1(b), be liable to Purchaser for liquidated damages in the amount of $500,000. The number of Escrow Shares to be released to the Sellers on any date for the release of Escrow Shares provided for above shall be reduced by a number of Escrow Shares having an aggregate value equal to the amount of any indemnity claim asserted by a Purchaser Indemnitee pursuant to this ARTICLE VI that has not been resolved as of such release date. Promptly, and in any event not later than three (3) Business Days, following the resolution of any indemnity claim with respect to which Escrow Shares are withheld on a release date, the Purchaser and THC shall instruct the Escrow Agent to release to THC the portion of the Escrow Shares that were withheld on the basis of such claim and that are not required to be used to satisfy such claim (provided that if there are then other indemnity claims pending against the Escrow Shares, such Escrow Shares shall continue to be withheld to the extent required to secure satisfaction of such other indemnity claims and shall be released in the same manner upon the resolution of such other indemnity claims, and provided further that, if the Second Closing Date does not occur prior to the 9-month anniversary of the First Closing Date, notwithstanding the resolution of any such indemnity claim, the Escrow Agent shall continue to hold the Second Closing Escrow Shares until the Second Closing occurs or is terminated pursuant to Section 5.3). Escrow Shares released to THC shall be allocated among the Selling Shareholders in such manner as THC may determine and the Purchaser shall have no liability therefor.

Section 6.8 Exclusive Remedy.

  Except (a) for a party’s right to specific performance or injunctive relief under Section 7.15 or in any other Transaction Document, and (b) claims with respect to fraud, intentional misrepresentation or willful misconduct, the parties hereto acknowledge and agree that the remedies provided for in this ARTICLE VI shall be the sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement and the other Transaction Documents or any claims relating to this Agreement or the other Transaction Documents. The Sellers hereby waive, to the fullest extent permitted by applicable Law, any and all rights, claims, and causes of action for contribution, subrogation or indemnification by or against BNC.

Section 6.9 Treatment of Indemnification Payments.

  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

ARTICLE VII
MISCELLANEOUS

Section 7.1 The Representative.

(a) Each Seller other than THC hereby irrevocably appoints THC as the sole and exclusive representative of such Seller regarding any matter relating to or arising under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

(b) Each Seller other than THC hereby appoints THC as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution. This power of attorney, all authority hereby conferred and the powers, immunities and rights to indemnification granted to THC hereunder are granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of applicable Law, whether by death, disability, protective supervision, bankruptcy, liquidation, incompetence or any other event. All actions taken by THC under any of the Transaction Documents shall be binding upon each Seller and each such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of THC taken in good faith under any of the Transaction Documents are waived. Without limitation of the foregoing, any notice provided to THC shall be deemed to have been provided to each Seller. THC shall promptly deliver to each Seller any notice received by THC concerning this Agreement. Without limiting the generality of the foregoing, THC has full power and authority, on behalf of each Seller and each Seller’s successors and assigns, to: (i) interpret the terms and provisions of the Transaction Documents and the documents to be executed and delivered by such Seller in connection herewith and therewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Transaction Documents and the transactions contemplated hereunder and thereunder, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of THC for the accomplishment of the foregoing, (v) give and receive notices and communications, and (vi) take all actions necessary or appropriate in the judgment of THC on behalf of the Sellers in connection with the Transaction Documents. THC shall be entitled to: (i) rely upon any signature of a Seller believed by it to be genuine and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller.

(c) The Purchaser may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by THC in connection with this Agreement and the transactions contemplated hereby. the Purchaser is entitled to deal exclusively with THC on all matters relating to this Agreement and the transactions contemplated hereby. Any action taken or not taken or decisions, communications or writings made, given or executed by THC, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller. Any notice or communication delivered by the Purchaser to THC shall be deemed to have been delivered to all Sellers. The Purchaser shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this Agreement and the transactions contemplated hereby unless the same is made, given or executed by THC.

Section 7.2 Expenses.

  Except as otherwise provided in this Agreement and the Transaction Documents, including Section 4.6(a), each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.3 Governing Law; Jurisdiction; Venue.

  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California). Without intending to limit the provisions set forth in Section 7.15, the Parties agree, on behalf of themselves, the Purchaser Indemnitees and the Seller Indemnitees, that any dispute or Action based on, arising out of, or relating to this Agreement or any other Transaction Documents or closing deliverables or any breach thereof (a “Dispute”), shall be resolved by arbitration in accordance with the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”; see www.adr.org). The arbitration shall be conducted in the City of Los Angeles, California by one sole arbitrator. The sole arbitrator shall be appointed in accordance with the AAA Rules. The arbitrator shall follow the then-applicable ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The sole arbitrator, by accepting appointment, shall undertake to exert her or his best efforts to conduct the process so as to issue an award within six (6) months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award. The sole arbitrator shall decide the Dispute in accordance with the substantive law of the State of California, without regard to the conflict of laws rules thereof, and shall not award any damages, fees, cost, expenses or any other amounts that the Parties have agreed to exclude pursuant to this Agreement. The award of the sole arbitrator may be entered in any court of competent jurisdiction.

Section 7.4 Entire Agreement; Amendments and Waivers.

  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Parent or the Purchaser, or THC, in the case of an amendment, supplement, modification or waiver sought to be enforced against a Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 7.5 Section Headings.

  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 7.6 Notices.

  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 7.6 (provided that receipt of such email is subsequently acknowledged or such notice sent by email is subsequently delivered by another method in accordance with this Section 7.6), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.6):

If to a Seller, to: such Seller in care of Christopher Jordan 11618 Pendleton St. Sun Valley, CA 91352 Email: chrisj@thehacienda.co
With a copy (which shall not constitute notice) to: Eisner LLP9601 Wilshire Blvd., 7th Floor Beverly Hills, CA 90210 Attn: Wesley Morrow> Email: wmorrow@eisnerlaw.com
If to the Purchaser, to:

Indus LF LLC
Indus Holding Company
19 Quail Run Circle
Salinas, California 93907
Attn: Mark Ainsworth
Email: mark@indusholdingco.com

With a copy (which shall not constitute notice) to:

Akerman LLP
1251 Avenue of the Americas, 37th Floor
New York, New York 10020
Attn: Kenneth G. Alberstadt
Email: Kenneth.alberstadt@akerman.com

Section 7.7 Severability.

  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.8 Binding Effect; Assignment; Third-Party Beneficiaries.

  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, the Parent or the Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Parent or the Purchaser or its business in any form of transaction without the consent of any of the other Parties. In addition, the Parent or the Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to the Parent or the Purchaser as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 7.9 Counterparts.

  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.10 Remedies Cumulative.

  Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 7.11 Exhibits and Schedules.

  The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by the Sellers to the Parent and the Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

Section 7.12 Interpretation.

  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases “delivered,” “provided” or “made available” shall mean that the document or information referred to has been posted to the Dropbox electronic data site established by the Sellers titled “Project Leo – DD” at least three (3) Business Days prior to the First Closing Date. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter or any adjustment with respect thereto (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy or with respect to which there has been an adjustment, will not detract from or mitigate the fact that the party has breached or violated, or that there is an inaccuracy in, the first representation, warranty or covenant.

Section 7.13 Arm’s Length Negotiations.

  Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 7.14 Construction.

  The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.15 Specific Performance.

  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without posting a bond or other surety) in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 7.16 Waiver of Jury Trial.

  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VIII
CERTAIN DEFINITIONS

Section 8.1 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1:

“Accounting Principles” means GAAP, subject only to the exceptions to GAAP set forth on Schedule 2.5(a), and, to the extent consistent with GAAP and such scheduled exceptions, the accounting methods, policies, principles and procedures practiced by Sellers in preparing the Financial Statements.

“Action” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Assets” means the Initial Assets and the Regulated Assets.

“Assumed Contracts” means the Contracts set forth in Section 1.1(a)(iv) of the Disclosure Schedule and the rights (but not any obligations) of any Seller under employment agreements, consulting agreements or restrictive covenants agreements relating to confidentiality of information, non-solicitation, non-competition, assignment of inventions and the return of assets included in the Assets, which rights shall, from and after the First Closing, be for the benefit and enforceable by the Purchaser. Notwithstanding the foregoing, the Beachwood Vehicle Leases will not constitute Assumed Contracts until Beachwood has consented to the assignment of the Beachwood Vehicle Leases to Purchaser at the direct cost of the underlying financing obligation to Beachwood and then only if such consent is given in writing within 30 days of the First Closing.

“BNC Equity” means the outstanding Equity Interests in BNC.

“Beachwood Vehicle Leases” means the four vehicle leasing agreements between Beachwood and BNC listed on Section 1.4(d)(vii) of the Disclosure Schedule.

“Books and Records” means all books and records of the Business, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Business, the Assets or the Assumed Liabilities.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Business Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Closing Liabilities” means all unpaid Liabilities of the Business as of the Closing, including Tax Liabilities (as determined in accordance with Section 4.6(b)), professional fees, broker fees, the cost of the Tail Policies, final payroll and accrued vacation liabilities to the Group I and Group II payable by the Sellers pursuant to Section 4.10, and all retention bonuses, sale bonuses and other amounts due or to become due to employees (and related Tax costs) as a consequence of the Closing, but excluding Indebtedness, trade payables owed to the Purchaser or its Affiliates, amounts set forth under the caption “Paid by Purchaser” on Schedule I to the Closing Statement, accrued vacation liabilities for the Group III Employees and Assumed Liabilities.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, purchase order, commitment or other arrangement or agreement, whether written or oral.

“COVID Related Deferrals” means any Tax liabilities, indebtedness or other amounts or Liabilities for or allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law or executive order or presidential memorandum (including the presidential memorandum described in IRS Notice 2020-65) related to, or in response to the economic or other effects of, COVID-19.

“DOL” means the United States Department of Labor.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), and any bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other fringe benefit plan, agreement, policy or arrangement (whether or not subject to ERISA and whether written or unwritten, insured or self-insured) that is or has been maintained, sponsored or contributed to by any Seller or any ERISA Affiliate, or to which any Seller or any ERISA Affiliate has or could have Liability.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any and all Laws relating to the environment or natural resources or the protection of human health and safety with respect to the foregoing.

“Equity Interest” means, with respect to any Person, (i) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings losses or gains of such Person, including stock appreciation, phantom stock, profit participation or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person or entity under common control with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means Odyssey Trust Company.

“Escrow Shares” means 5,000,000 Parent Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Marijuana Laws” means The Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, the Controlled Substances Act of 1910 (21 U.S.C. § 801 et seq.), and any other U.S. federal Law the violation of which is predicated upon a violation of the foregoing as it applies to marijuana.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator (public or private) or tribunal (or any department, bureau or division thereof).

“Group I Employees” means the employees of the Sellers listed under the caption “Group I” on Schedule II to the Closing Statement.

“Group II Employees” means the employees of the Sellers listed under the caption “Group II” on Schedule II to the Closing Statement.

“Group III Employees” means the employees of the Sellers listed under the caption “Group III” on Schedule II to the Closing Statement.

“Hazardous Material(s)” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Laws as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “medical waste,” “biohazard” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed (which shall include, in the case of Sellers, the outstanding balances of any corporate credit card accounts) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business that either (x) are not more than 60 days past due or (y) are set forth under the caption “Paid by Sellers” on Schedule I to the Closing Statement); (iii) all obligations of such Person under leases that would be required to be capitalized in accordance with the Accounting Principles consistently applied (including any such liabilities that are not capitalized); (iv) all obligations of such Person under any letter of credit, banker’s acceptance or similar credit transaction or any book overdraft; (v) all obligations of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vi) the liquidation value of all redeemable preferred securities of such Person; (vii) any accrued interest, penalties and other obligations relating to the foregoing; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Indebtedness shall also include any pre-payment penalties, “breakage costs,” redemption fees, premiums and similar amounts.

“Indemnified Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of Sellers or any of their Affiliates (other than BNC) for any and all tax periods, (b) all Taxes of BNC for any and all Pre-Closing Tax Periods, including any Taxes attributable to the portion of a Straddle Period ending on and including the First Closing Date (as determined in accordance with Section 4.6(b)), (c) all Taxes of any member of an affiliated group of which any Seller (including BNC) or any predecessor is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign Law or regulation), (d) any and all Taxes of any Person imposed on any Seller (including BNC) as a transferee or successor, by Contract or pursuant to any Law, rule, regulation, or otherwise, (e) any COVID Related Deferrals, (f) all Taxes imposed on any Seller or for which any Seller may be liable, as a result of any transaction contemplated by this Agreement or the other Transaction Documents (including the employer-share of any employment Taxes on any compensatory payments due or made on or before the Closing Date) and (g) all Transfer Taxes,1 in each case except to the extent such Taxes are set forth on the Closing Statement or Section 2.5(b) of the Disclosure Schedule and reduce the Closing Cash Consideration.

1 Quantification of Transfer Taxes pending by Sellers.

“Information Technology” means computer systems, other equipment or hardware (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and telecommunications systems) and computer software used in, or held for use in, the operation of the Business

“Intellectual Property Registrations” means any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction with respect to Owned Intellectual Property.

“Intellectual Property Rights” means any and all proprietary and intellectual property rights, in any jurisdiction, including those rights in and to (A) inventions and discoveries (whether or not patentable or reduced to practice), improvements thereto, and invention disclosures (“Inventions”), (B) patents and patent applications (including applications or registrations for industrial design, mask works and statutory Invention registrations), together with extensions, reissuances, divisionals, provisionals, continuations, continuations-in-part and reexaminations thereof (“Patents”), (C) trademarks, trademark applications and registrations, service marks, brand names, certification marks, trade dress, slogans, symbols, logos, trade names and corporate names, fictitious names, domain names and social media accounts, together with the goodwill associated therewith (in each case, whether registered or unregistered) (“Trademarks”), (D) copyrights, published and unpublished works of authorship, whether copyrightable or not (including software and related algorithms), moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity (in each case, whether registered or unregistered) (“Copyrights”), (E) all trade secrets and confidential business information including, but not limited to, confidential ideas, technical data, customer lists, pricing and cost information, marketing plans, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, (F) all proprietary breeds, cultivars, varietals and germplasm, (G) all other intellectual or industrial property or proprietary rights of any kind, including but not limited to any tradenames, (H) all applications to register, registrations and renewals, substitutions or extensions of the foregoing and (I) all copies and tangible embodiments of the foregoing.

“Inventory” means all raw materials, work-in-process, semi-finished goods, finished goods and merchandise, spare parts, labelling, packaging and other supplies related thereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers,” or “Sellers’ Knowledge,” or words of similar effect, regardless of case, means the actual knowledge of Christopher Jordan or Hannah Buchan after due inquiry.

“Law” means any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority, including the common law, and any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Licensed Intellectual Property” means those Intellectual Property Rights licensed to a Seller.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Management Services Agreement” means a management services agreement among THC, BNC and the Purchaser, substantially in the form attached hereto as Exhibit B, pursuant to which the Purchaser shall provide administrative and management services to THC and BNC to enable THC and BNC to continue to conduct the Business activities specified therein at the Licensed Facility pending approval of the conveyance to the Purchaser of the BNC Equity Interests.

“Marijuana Law” means any Law relating to the farming, growth, manufacturing, production, processing, extraction, packaging, sale or distribution of any marijuana or marijuana-related product, including any cannabidiol product.

“Material Adverse Effect” or “Material Adverse Change” means any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on the Business, the Assets or the Assumed Liabilities or on the ability of Sellers to consummate the transactions contemplated hereby, provided that changes, events, circumstances and effects relating to the matters described in clauses (a) through (e) below shall not be considered in determining whether a “Material Adverse Effect” has occurred: (a) any changes in financial, banking or securities markets in general (including any disruption of such markets); (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other national or international calamity or crisis, including an act of terrorism involving the United States; (c) changes after the date hereof in Law, or the interpretation thereof; (d) the disclosure of the fact that Sellers are selling or the Purchaser is acquiring the Business and the Assets; and (e) the failure, in and of itself, of the Business to achieve any projected or forecasted results (provided that this clause (e) shall not prevent a determination that any change or effect underlying any such failure has resulted, or could reasonably be expected to result, in a Material Adverse Effect); which, in the case of clauses (a) through (c), is not specific to Sellers and does not disproportionately affect Sellers or the Business relative to the other businesses in the industries and geographic regions in which Sellers operate.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any action, that such action (a) is consistent in nature, scope and magnitude with the past practices of the Business and is taken in the ordinary course of the normal, day-to-day operations of the Business; and (b) is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as the Business. No violation of Law or breach of Contract, or any indemnity, infringement or other obligations with respect thereto, shall be deemed in the Ordinary Course of Business.

“Owned Intellectual Property” means, collectively, those Intellectual Property Rights owned by Sellers.

“Parent Shares” means subordinate voting shares of Parent.

“Permits” means all permits, approvals, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for any Seller by any Governmental Authority or any third party organization or pursuant to Law.

“Permitted Liens” means (i) Liens for Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings as disclosed herein, (ii) Liens of record to secure landlords, lessors or renters under any leased Real Property that would be disclosed by an accurate survey or inspection of such Real Property and (iii) Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent or are being contested in good faith to the extent adequate reserves have been made on the January 31, 2021 balance sheet included in the Financial Statements or otherwise disclosed to Purchaser as of the First Closing Date.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Sellers” means each of Sellers except for BNC.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the First Closing Date (including the portion of any Straddle Period ending on the First Closing Date).

“Real Property” means real property, together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and all buildings, structures, facilities, fixtures and other improvements thereon.

“Related Party” means as to any Person (a) any Affiliate, (b) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns, more than five percent (5%) of any class of capital stock or other equity interest of such Person or any Affiliate of such Person, (c) when referring to a legal entity, any officer, manager, director, employee, member, shareholder or partner of such legal entity, (d) when referring to a trust, any trustee or beneficiary of such trust, (e) any parent, spouse, sibling or child of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit in whole or in part of such Person and/or any individual described in clause (e) above.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means any investigation, monitoring, clean-up, containment, response, removal, remedial compliance or other action relating to the remediation of any Hazardous Material or any violation of Environmental Law.

“Reserve Account” means an account established by Sellers which shall, immediately prior to the First Closing, hold all of Sellers’ available cash balances, estimated to be approximately $2,160,834, less any amounts used prior to the First Closing to satisfy sales and excise Taxes and the accounts payable set forth under the caption “Paid by Sellers” on Schedule I to the Closing Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Financial Information” means all audited and unaudited financial statements of Sellers required to be included (or incorporated by reference) in the Resale Registration Statement and all audited and unaudited financial statements of Sellers required to be included in any form, report or other document required to be filed after the First Closing by the Parent as a registrant or prospective registrant (or the filer or a pending registration statement) under Section 12(g) of the Securities Exchange Act, together with all applicable audit reports and Consents.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the First Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such limited liability company, partnership, association, or other business entity.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, or withholding tax, including any estimated tax, any customs duties or tariffs, including from imports prior to the First Closing that have not been liquidated, any Liabilities for unclaimed property, and any other tax, duty or similar governmental charge or assessment or deficiency, including any interest, penalties or additions attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, provided that the Management Services Agreement shall not be deemed to be a Transaction Document for purposes of Article VI.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA Rules	Section 7.3
Agreement	Preamble
Allowed Delay	Section 4.2(b)
Amended DCR Applications	Recitals
Assumed Liabilities	Section 1.1(c)
Balance Sheet	Section 2.5
Balance Sheet Date	Section 2.5
Base Cash Consideration	Section 1.4(a)
Base Share Consideration	Section 1.4(a)
BCC	Recitals
Beachwood	Section 4.1(b)
BNC	Preamble
BNC Cannabis Licenses	Recitals
BNC Premises	Section 4.1(b)
Bulk Sales Laws	Section 4.8
Business	Recitals
Business Contracts	Section 2.11(a)
Closing Cash Consideration	Section 1.4(d)(i)(D)
Closing Payoff Certificate	Section 1.4(c)
Closing Share Consideration	Section 1.4(d)(i)(B)
Closing Statement	Section 1.4(b)
DCR	Recitals
DCR Licenses	Recitals
Deductible	Section 6.5(a)
Disclosure Schedule	Section 7.11
Dispute	Section 7.3
Distributor License	Recitals
Domain Name Transfer Agreement	Section 1.4(e)(iii)
Escrow Agreement	Section 1.4(i)(C)
Excluded Assets	Section 1.1(b)
Excluded Contracts	Section 1.1(b)(ii)
Excluded Liabilities	Section 1.1(d)
Financial Statements	Section 2.5
First Closing	Section 1.3(a)
First Closing Assignment and Assumption Agreement	Section 1.4(e)(ii)
First Closing Assumed Liabilities	Section 1.1(c)
First Closing Bill of Sale	Section 1.4(e)(i)
First Closing Date	Section 1.3(a)
Fundamental Reps	Section 6.1
General Cap	Section 6.5(b)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Initial Assets	Section 1.1(a)
Intellectual Property Assignment Agreement	Section 1.4(e)(iii)
Intellectual Property Licenses	Section 2.10(c)
Inventory	Section 1.1(a)(ii)

Lead Investors	Section 1.4(e)(ix)
Leases	Section 2.18
LFCO	Preamble
LFHMP	Preamble
Losses	Section 6.2
Lowell	Preamble
Manufacturer License	Recitals
Material Customer	Section 2.20(a)
Material Supplier	Section 2.20(a)
Outside Date	Section 5.3(a)(ii)
Parent	Preamble
Party	Preamble
Pending Applications	Recitals
Pendleton Lease	Section 4.1(b)
Pendleton Lease Assignment Condition	Section 4.1(b)
Pendleton Property	Section 4.1(b)
Prospectus	Section 4.2(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 6.2
Reduction Securities	Section 4.2(d)
Regulated Assets	Section 1.2(a)
Releasees	Section 4.9
Released Claims	Section 4.9
Releasors	Section 4.9
Resale Registration Statement	Section 4.2(a)
Second Closing	Section 1.3(b)
Second Closing Assignment and Assumption Agreement	Section 1.4(h)(ii)
Second Closing Bill of Sale	Section 1.4(h)(i)
Second Closing Date	Section 1.3(b)
Second Closing Escrow Shares	Section 6.7
SEC	Section 4.2(a)
Seller	Preamble
Seller Indemnitees	Section 6.3
Sellers	Preamble
Selling Shareholder	Section 2.23(a)
Tail Policies	Section 1.4(e)(xi)
Tangible Personal Property	Section 2.9(b)
THC	Preamble
Third Party Claim	Section 6.4(a)
Transfer Taxes	Section 4.6(a)
Transferring Employees	Section 4.10(a)
WARN Act	Section 1.1(d)(v)

* * * * *

 IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

THE SELLER PARTIES:

THE HACIENDA COMPANY, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

BRAND NEW CONCEPTS, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

LFCO, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

LOWELL FARMS, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

LFHMP, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

LFLC, LLC

By:  /s/ Hannah Buchan
Name: Hannah Buchan
Title: Sole Manager

[Signature Page to Asset Purchase Agreement]

PURCHASER:

INDUS LF LLC

By:  /s/ Mark Ainsworth
Name: Mark Ainsworth
Title: Chief Executive Officer

PARENT:

INDUS HOLDINGS, INC.

By:  /s/ Mark Ainsworth
Name: Mark Ainsworth
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A
Escrow Agreement

[See attached.]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of the 25th day of February, 2021.

BY AND AMONG:

INDUS LF LLC, a California limited liability company (“Purchaser”),

THE HACIENDA COMPANY, a California limited liability company (“THC”)

AND:

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of Alberta (the “Escrow Agent”).

RECITALS:
A.
Purchaser and THC are parties to that certain Asset Purchase Agreement (the “APA”), dated as of the date hereof, by and among Purchaser, THC, Brand New Concepts, LLC, a California limited liability company (“BNC”), LFCO, LLC, a California limited liability company (“LFCO”), Lowell Farms LLC, a California limited liability company (“Lowell”), LFHMP, LLC, a California limited liability company (“LFHMP”), LFLC, LLC, a California limited liability company (“LFLC,” and together with THC, BNC, LFCO, Lowell, and LFHMP, the “Sellers,” and each, a “Seller”) Indus Holdings, Inc., a British Columbia corporation (the “Parent”), pursuant to which the Sellers will convey the Assets to Purchaser in return for the Base Share Consideration and Base Cash Consideration, as more fully described therein.

B.
The Base Share Consideration consists of 22,643,678 subordinate voting shares of Parent.

C.
Pursuant to the terms of the APA, THC has agreed to place 5,000,000 shares of the Base Share Consideration (the “Escrow Shares”) in escrow with the Escrow Agent, to be released in accordance with the terms and conditions set forth herein.

D.
The parties have requested that the Escrow Agent act as escrow agent in connection with the escrow of the Escrow Shares and in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.
Capitalized Terms
Capitalized terms used in this Agreement, including the recitals hereto, and not defined shall have the meanings given to such terms in the APA.

2.
Appointment of Escrow Agent

(a)
Purchaser and THC hereby appoint the Escrow Agent to act as the escrow agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby agrees to act in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, all references herein to “Escrow Agent” will mean Odyssey Trust Company acting in the capacity of escrow agent hereunder or any other person that replaces Odyssey Trust Company as escrow agent hereunder pursuant to the provisions hereof.

(b)
Purchaser and THC shall each pay fifty percent (50%) of the (i) Escrow Agent fees as laid out in Schedule A, plus (ii) any expenses reasonably incurred by the Escrow Agent in connection with this Agreement, for acting as escrow agent (the “Escrow Fees”).

3.
Deposit of Escrow Shares

THC agrees with Purchaser that the Escrow Shares will be delivered directly to the Escrow Agent to be deposited into escrow and released in accordance with the terms of this Escrow Agreement.

The Escrow Agent will accept the Escrow Shares upon their delivery and will hold them and administer them in accordance with the provisions of this Agreement.

4.
Escrow Release
The Escrow Agent shall not release any Escrow Shares until it receives joint written notice from Purchaser and THC to release the Escrow Shares (or any portion thereof).

Upon receipt of such signed written notice the Escrow Agent shall be entitled to and shall deliver such shares as so directed.

THC, on behalf of the Sellers, agrees not to sell, transfer, create any Lien on or otherwise dispose of any of the Escrow Shares until they are released by the Escrow Agent pursuant to this Agreement.

5.
Rights of Escrow Agent

The acceptance by the Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which shall govern and control the rights, duties, liabilities and immunities of the Escrow Agent:

(a)
The Escrow Agent shall be entitled to act and rely upon (and shall not be liable for so acting and relying upon) any resolution, affidavit, direction, notice, request, waiver, consent, receipt, declaration, certificate, receipt, opinion, report, statement or other paper or document purported to be delivered pursuant to this Agreement and shall not be required to inquire as to the veracity, accuracy or adequacy thereof or be bound by any notice or direction to the contrary by any person other than a person entitled to give such notice;

(b)
The Escrow Agent shall not be required to make any determination or decision with respect to the validity of any claim made by any party or of any denial thereof but shall be entitled to rely conclusively on the terms hereof and the documents tendered to it in accordance with the terms hereof;

(c)
The Escrow Agent shall have no duties except those which are expressly set forth herein. It is understood and agreed that the Escrow Agent is not acting as a trustee or in any fiduciary capacity, that the duties of the Escrow Agent hereunder are purely administrative in nature and it shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything it may do or refrain from doing in connection herewith. Purchaser and THC shall not hold the Escrow Agent liable for any loss or injury to them;

(d)
Except for failure to comply with the terms of this Agreement, the Escrow Agent, its partners, associates, employees and agents shall incur no liabilities hereunder or in connection herewith for anything whatsoever and Purchaser and THC hereby release the Escrow Agent from any actions, causes of action, claims, demands, damages, losses, costs, liabilities, penalties and expenses whatsoever, whether arising directly or indirectly, by way of statute, contract, tort or otherwise;

(e)
Upon the Escrow Agent’s delivery of the Escrow Shares (or part thereof) in accordance with the provisions of this Agreement, the Escrow Agent shall be automatically and immediately released from all obligations under this Agreement to any party hereto and to any other person with respect to the Escrow Shares (or such part that is delivered);

(f)
The Escrow Agent shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing and signed by Purchaser and THC and, if its duties herein are affected, unless it shall have given its prior written consent thereto;

(g)
The Escrow Agent shall have the right, if in its sole discretion it deems it necessary or desirable, to retain such independent counsel or other advisors as it reasonably may require for the purpose of discharging or determining its duties, obligations or rights hereunder, and may act and rely on the advice or opinion so obtained;

(h)
The Escrow Agent shall have the right, if in its sole discretion it deems it necessary or desirable, to seek advice and directions from a court of competent jurisdiction with respect to its duties and obligations hereunder;

(i)
The duties and obligations of the Escrow Agent shall at all times be subject to the orders or directions of a court of competent jurisdiction; and

(j)
The Escrow Agent is not a party to, and is not bound by, the APA and shall not, by reason of signing this Agreement, assume any responsibility or liability for any transaction or agreement between Purchaser and THC, other than the performance of its obligations under this Agreement, notwithstanding any reference herein to such other transactions or agreements.

6.
Interpleader

The Escrow Agent may, in its sole discretion, deliver the Escrow Shares into court by way of interpleader if any person, whether or not a party hereto, sues or threatens to sue the Escrow Agent in connection with the Escrow Shares or the actions or omissions of any of the parties hereunder including the Escrow Agent or if the Escrow Agent is unable or unwilling to continue acting and there is no replacement under Section 7 within 30 days after the written notice of resignation in section 7 or in the event of any disagreement or apparent disagreement between the parties hereto resulting in conflicting claims or demands with respect to the Escrow Shares or if any of the parties hereto, including the Escrow Agent, are in or appear to be in disagreement about the interpretation of this Agreement or about the rights and obligations of the Escrow Agent or the propriety of an action contemplated by the Escrow Agent under this Agreement. Upon the Escrow Agent making such delivery, the Escrow Agent shall be released from all its duties and obligations under this Agreement.

7.
Resignation of Escrow Agent
The Escrow Agent may at any time upon giving at least 30 days written notice to Purchaser and THC resign as Escrow Agent in favour of any person, firm or corporation named and agreed to by Purchaser and THC within such 30 days or, failing such agreement, in favour of any corporate trustee licensed to do business in the province of Alberta that the Escrow Agent may name in such notice which agrees in writing with the other parties hereto to be bound by this Agreement as Escrow Agent. The Escrow Agent will deliver the Escrow Shares to the new Escrow Agent and shall then be released from all its duties and obligations under this Agreement but shall remain entitled to the benefit of Section 8.

8.
Indemnification

(a)
Indemnity. In consideration of the premises and of the Escrow Agent agreeing to act hereunder, Purchaser and THC agree to save, defend and keep harmless and fully indemnify the Escrow Agent, its partners, associates, employees and agents, and their respective heirs, executors, administrators, successors and assigns, from and against all losses, costs, liabilities, charges, suits, demands, claims, damages (including consequential damages) and expenses of any nature which the Escrow Agent, its successors or assigns, may at any time hereafter bear, sustain, suffer or be put to for or by any reason of or on account of its acting as escrow agent or anything in any matter relating thereto or by reason of the Escrow Agent’s compliance with the terms hereof. Notwithstanding any other provision of this Agreement, the Escrow Agent’s liability shall be limited, in the aggregate, to the amount of fees paid to the Escrow Agent under this Agreement, provided that the foregoing shall not apply to any liability arising from the Escrow Agent’s bad faith, fraud, wilful misconduct or gross negligence.

(b)
Not Obliged to Defend. Without restricting the foregoing indemnity, if proceedings are taken by arbitration or in any court respecting the Escrow Shares, the Escrow Agent shall not be obliged to defend or otherwise participate in any such proceedings until it shall have such security as the Escrow Agent determines, in its sole discretion, to be adequate for its costs in such proceedings in addition to the indemnity set out above.

(c)
Survival. The provisions of Sections 8(a) and 8(b) will survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

(d)
Not to Expend Own Funds. None of the provisions contained in this Agreement shall require the Escrow Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless funded and indemnified as aforesaid.

9.
Expenses

(a)
Expenses. The Escrow Agent shall be entitled to be reimbursed for all documented expenses reasonably incurred in connection with acting hereunder, including without limitation, legal fees paid by the Escrow Agent in respect of this Agreement, such expenses and fees to be borne as provided in Section 2(b).

(b)
Survival. The provisions of Sections 9(a) will survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

10.
General

(a)
Notices. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by email or other similar means of electronic communication, in each case to the applicable address set out below:

If to Purchaser

Attention:
Email:

With a copy (which shall not constitute notice) to:

Akerman LLP
666 Fifth Avenue, 20th Floor
New York, NY 10103
Attention: Kenneth G. Alberstadt
Email: Kenneth.alberstadt@akerman.com

If to THC

Attention:
Email:

If to the Escrow Agent:

Odyssey Trust Company
#1230, 300 5th Avenue SW
Calgary, Alberta T2P 3C4
Attention: Corporate Trust
Email: dsander@odysseytrust.com

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, emailed, or sent prior to 4:30pm (at the place of receipt) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

Any party may from time to time change its address under this Section 10(a) by notice to the other parties given in the manner provided by this Section.

(b)
Time of Essence. Time shall be of the essence of this Agreement in all respects.

(c)
Further Assurances. Each party shall promptly do, execute, deliver, or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that another party may reasonably require for the purposes of giving effect to this Agreement.

(d)
Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns. No party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior consent of the other parties.

(e)
Amendment. No amendment of this Agreement will be effective unless made in writing and signed by all of the parties.

(f)
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

(g)
Waiver. A waiver of any default, breach, or non-compliance under this Agreement is not effective unless in writing and signed by the parties to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by another party. The waiver by a party of any default, breach, or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

(h)
Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(i)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Alberta contract.

(j)
Counterparts. This Agreement may be executed by the parties in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together be construed as one and the same document.

(k)
Termination. This Agreement may be terminated at any time by and upon the receipt of the Escrow Agent of a written notice of termination executed by Purchaser directing the payment of the amounts then held by the Escrow Agent under and pursuant to this Agreement and such termination will be effective immediately after compliance by the Escrow Agent with such direction. This Agreement shall automatically terminate if and when all of the Escrow Shares shall have been distributed by the Escrow Agent in accordance with this Agreement.

(l)
Third Party Determination. Purchaser and THC hereby represent to the Escrow Agent that, except as otherwise provided in this Agreement, any account to be opened by, or interest to be held by, the Escrow Agent, in connection with this Agreement, for or to the credit of Purchaser or THC, is not intended to be used by or on behalf of any third party other than the beneficiaries as expressly provided in this Agreement.

11.
Privacy

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. Purchaser and THC shall, prior to transferring or causing to be transferred personal information to the Escrow Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Escrow Agent shall use commercially-reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Escrow Agent agrees: (i) to have a designated chief privacy officer; (ii) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (iii) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from Purchaser, THC, or the individual involved or as permitted by Privacy Laws; (iv) not to sell or otherwise improperly disclose personal information to any third party; and (v) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

12.
Right Not to Act
The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days prior written notice sent to all parties hereby provided that: (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed and delivered this Agreement on the day and year first above written.

INDUS LF LLC

Per: __________________________________________________
Authorized Signatory

THE HACIENDA COMPANY, LLC

Per: __________________________________________________
Authorized Signatory

ODYSSEY TRUST COMPANY

Per: __________________________________________________
Authorized Signatory

Per: __________________________________________________
Authorized Signatory

Exhibit B
Management Services Agreement

[See attached.]

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made and entered into as of the 25th day of February, 2021 (the “Effective Date”) by and between Indus LF LLC, a California limited liability company (the “Service Provider”), and The Hacienda Company, LLC, a California limited liability company (“Hacienda”), and its wholly owned subsidiary, Brand New Concepts, LLC, a California limited liability company (“BNC”, and collectively with Hacienda referred to as the “Company”) (each individually a “Party” and collectively referred to as the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Asset Purchase Agreement dated on or about the date hereof among the Parties and the other signatories thereto (the “Purchase Agreement”).

RECITALS

WHEREAS, the Company holds applicable temporary permits and licenses (the “Licenses”) to process, manufacture and distribute cannabis and cannabis products at its facility located at 11618 Pendleton Street, Sun Valley, California (the “Facility”) issued by the City of Los Angeles Department of Cannabis Regulation (“LADCR”), the State of California Bureau of Cannabis Control (“BCC”), and the State of California Department of Public Health, Manufactured Cannabis Branch (“CDPH”);

WHEREAS, Service Provider, including Service Provider’s Affiliates, is engaged in the processing, manufacture and distribution of cannabis products and related administrative and management activities, and has the capacity to manage and administer the operations of the Company and to furnish the Company with appropriate managerial, consulting and administrative, technological, financial and other support services; and

WHEREAS, the Company desires to retain Service Provider to provide certain advisory, consulting, administrative, operational, financial and management services to the Company, as well as to provide Company with those services necessary and appropriate for the day-to-day administration and management of the Company’s operations, and Service Provider desires to provide such services to Company, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1. Incorporation. The foregoing Recitals are incorporated in and made a part of this Agreement to the same extent as if herein set forth in full.

2. Definitions. As used in this Agreement (including the Recitals), the following terms have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Business Activities” means the processing and manufacture of cannabis products by the Company at the Facility and all activities and business operations directly related thereto.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, order, writ, judgment, injunction, decree, or other requirement or rule of law of any governmental authority.

“Permitted Subcontractor” means any Person, subcontractors, Affiliates of Service Provider, consultants, independent contractors, agents or representatives, other than Service Provider’s employees, engaged by Service Provider to perform any of the Services hereunder.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“Service Period” means the period of time beginning the Effective Date and continuing until the termination or expiration of this Agreement in accordance with the terms of this Agreement.

“Service Provider Equipment” means any equipment, systems, cabling, or facilities or other tangible personal property conveyed to Service Provider under the Purchase Agreement or provided by Service Provider and used directly or indirectly in the provision of the Services.

“Service Provider Personnel” means all employees and Permitted Subcontractors, if any, engaged by Service Provider to perform the Services.

“Service Provider Expenses” shall mean all direct and indirect costs incurred by the Service Provider and/or Service Provider Personnel in connection with the Services including, without limitation, (i) costs of products and/or services of third-parties delivered to the Company or the Service Provider and/or their respective personnel, (ii) fees and disbursements of auditors, attorneys and other advisors or consultants, (iii) costs of any outside services of independent contractors such as printers, couriers, business publications or similar services and (iv) all other reasonable expenses actually incurred, directly or indirectly, by the Service Provider and/or Service Provider Personnel in rendering the Services.

3. Services.

(a) Subject to the limitations and terms and conditions of this Agreement, during the Service Period, the Company irrevocably appoints Service Provider to act as the sole and exclusive manager of the Facility and the Business Activities conducted at the Facility, and as the exclusive agent for the Company for all matters related to the administration and management of all Business Activities and the operations of the Facility and the Company during the Service Period. Beginning on the commencement of the Service Period, and until the expiration or termination of this Agreement, the Company shall not manage the Facility or the Business Activities itself without the services of Service Provider pursuant to this Agreement. Service Provider shall have the right to use employees of Service Provider or its Affiliates not located at the Facility to provide services to the Company. Prior to the expiration or termination of this Agreement, the Company agrees that, without the prior and express consent of Service Provider, the Company shall not, directly or indirectly, (i) enter into any discussions, negotiations, arrangements, understandings or agreements with any person or entity other than Service Provider or any Service Provider Affiliate regarding such person or entity assisting the Company in the operation or management of the Facility or the Business Activities, or (ii) operate or manage the Facility or the Business Activities itself without the services of Service Provider during the Service Period.

(b) In furtherance of Section 3(a), during the Service Period, the Company retains Service Provider to provide all administrative, financial, and operating services for the Company’s Business Activities at the Facility, and such other services and activities as are reasonably required in order to conduct the Business Activities and to maintain and/or retain the Licenses and all other approvals of any governmental authority to conduct such Business Activities (the “Services”).

(c) The Services provided by Service Provider during the Service Period shall include: (i) the maintenance of applicable regulatory and legal compliance (with the involvement and assistance of the Company, as required) , (ii) obtaining adequate insurance coverage and bonding (as deemed necessary) for the Business Activities pursuant to this Agreement, (iii) securing and maintaining adequate banking needs for the Business Activities, (iv) all contracting associated with the Business Activities; (v) all finance and accounting activities necessary to conduct the Business Activities or to perform the Services; (vi) all human relations and employment matters, including the hiring, termination or promotion of employees, agents or consultants deemed necessary by Service Provider to conduct the Business Activities or perform the Services; (vii) the operation of the Company’s Business Activities; (vii) the training, supervision, management and operation of all software, hardware and equipment for the operation of the Business Activities; (ix) records retention and storage requirements; and (x) all payroll activities necessary to operate the Business Activities, including but not limited to the retention of a third-party payroll provider if Service Provider deems such retention reasonably necessary to perform the Services and maintain the Business Activities, as well as the payment of compensation to all Service Provider Personnel and the administration of the payment on behalf of the Company of all Company employees, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits. Nothing contained herein shall require Service Provider to provide any services for the Company not otherwise related to the Business Activities, nor shall Service Provider have no authority or responsibility for the Company’s business operations or obligations not expressly provided for in this Agreement.

(d) Service Provider shall prepare, or cause to be prepared, all Tax Returns (excluding income and franchise Tax Returns) required to be filed by the Company relating to any taxable periods all or a portion of which fall within the Service Period, including, without limitation, Tax Returns relating to state and local cannabis excise taxes, gross receipts taxes, sales taxes, and payroll and other employment-related taxes, and for the avoidance of doubt, including any such Tax Returns required to be filed after the last day of the Service Period (each, a “Service Period Tax Return”). All taxes owed by the Company with respect to each Service Period Tax Return shall be paid by the Service Provider. The Company shall give to Service Provider (or its designated Affiliate or Service Provider Personnel) all appropriate authority necessary for them to act as the Company’s Attorney-in-Fact under a power of attorney, for such purposes, and to the extent permitted by Law. Each Party shall be responsible for the preparation, filing and payment of its own income and franchise taxes.

(e) Service Provider shall manage all cash receipts and disbursements relating to the conduct of the Business Activities during the Service Period.

(f) Service Provider shall be responsible for and shall negotiate directly on Company’s behalf, as permitted by applicable law, such contractual arrangements with third parties as are reasonably necessary and appropriate for Company’s Business Activities during the Service Period. Notwithstanding the foregoing, in no event shall Service Provider enter into any contract or agreement that would have obligations of the Company that would extend beyond the Term and Service Provider shall indemnify and hold harmless the Company for any and all liabilities under any contract or agreement which it causes Company to enter into, other than any liabilities arising due to a breach by the Company of its obligations hereunder.

(g) Service Provider shall establish and maintain credit and billing and collection policies and procedures, and shall exercise reasonable efforts to pay all expenses arising in respect of the Service Period in a timely manner.

(h) Service Provider shall cause all finished goods inventory to be sold and transferred on Metrc to Cypress Manufacturing Company, a licensed affiliate of Service Provider (“Cypress”), in accordance with applicable Law, including, but not limited to, California Business and Professions Code Section 26000 et seq, promptly following completion of production for a purchase price equal to the direct costs and expenses incurred by the Company or Service Provider on its behalf in producing such inventory. All sales of finished goods inventory and accounts receivable and revenues arising therefrom shall be for the account of Cypress. Cypress shall directly receive (or shall be entitled to payment to it upon receipt) all receipts and revenues relating to all Business Activities in respect of the Service Period, and shall be authorized to open and maintain any bank accounts necessary to deposit all revenues resulting from the Business Activities. Service Provider shall utilize the bank accounts, as described in the preceding sentence, for the purpose of receiving revenues of the Business Activities and paying expenses and liabilities relating to the Business Activities at all times. The Company and Service Provider shall cooperate in all banking and cash management issues consistent with the provision of this Agreement, as Service Provider shall deem necessary or appropriate.

(i) Upon request by the Services Provider, the Company shall grant Service Provider Personnel additional (and if requested exclusive) signing authority on Company operating bank accounts and other financial accounts and/or irrevocably (during the Term of this Agreement) direct in writing, as necessary, the bank(s) and other financial institutions at which the Company maintains accounts to transfer electronically all such amounts in the Company’s accounts which are necessary to make any payment required by Service Provider to provide the Services or otherwise due to Service Provider pursuant to this Agreement. For the avoidance of doubt the Service Provider shall have no right to any consideration under the Purchase Agreement or any accounts holding such amounts as compensation for the services provided by Service Provider hereunder.

(j) Service Provider shall, at Company’s sole cost and expense, (i) manage and direct the defense of all claims, actions, proceedings or investigations against Company or any of its employees, to the extent relating to the conduct of the Business Activities during the Service Period, and (ii) manage and direct the initiation and prosecution of all claims, actions, proceedings or investigations brought by Company relating to the conduct of the Business Activities against any person other than Service Provider.

4. Company Obligations. In addition to all other requirements described in this Agreement, the Company shall:

(a) cooperate with Service Provider in all matters relating to the Services and appoint at least one (1) Company employee or representative, or additional Company employees or representatives upon the reasonable request of Service Provider, to serve as the primary contact(s) to Service Provider with respect to this Agreement and the Services provided hereunder and who will have the authority to act on behalf of the Company with respect to the matters pertaining to this Agreement (each, a “Company Contact”). The name and contact details of the Company Contact should be provided to Service Provider in the form of a written communication and any updates to the Company Contact should be provided promptly in writing;

(b) provide Service Provider or Service Provider’s Affiliate, including but not limited to any officers, directors, managers, employees, consultants, agents or representatives of Service Provider or Service Provider’s Affiliate, with such access (including computer access) to the Facility and Company property or other facilities as may be requested by Service Provider and shall designate Service Provider Personnel as authorized personnel to any company contracted to provide security, accounting, data management, payroll or other services to the Company;

(c) respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, assistance or decisions that Service Provider requests in connection with this Agreement;

(d) provide, or ensure access to, such information, records, materials or documentation as Service Provider may request or deem necessary in order to perform the Services in a timely manner, and ensure that said information, records, materials or documentation is complete and accurate in all material respects; and

(e) obtain and maintain, or provide all assistance Service Provider deems necessary to obtain and maintain, all necessary licenses and consents to operate the Company’s business and for Service Provider to perform the Services, and to comply with all applicable Laws in relation to the Services during the Term of this Agreement.

5. Exclusivity. During the Term of this Agreement, Service Provider shall serve as Company’s sole and exclusive manager and provider of the Services, and Company shall not, without first obtaining the express written consent of Service Provider, engage any other person or entity to furnish Company with any of the Services or Business Activities, any policies or procedures for the conduct of the Business Activities, or any of the financial or other services provider hereunder by Service Provider.

6. Term; Termination.

(a) Term. The Term of this Agreement commences on the Effective Date and terminates one (1) year from the Effective Date (the “Initial Term”), and shall thereafter renew for one (1) additional one (1) year term (the “Renewal Term”) unless the Service Provider provides notice of nonrenewal at least thirty (30) days before the end of the Initial Term, or unless and until earlier terminated as provided under this Agreement (the Initial Term and the Renewal Terms collectively referred to as the “Term”).

(b) Termination Rights. This Agreement may be terminated:

(i) by either Party upon written Notice to the other Party if the other Party (the “Defaulting Party”): (A) materially breaches this Agreement and said breach is not cured within thirty (30) days following the Defaulting Party’s receipt of written notice of such breach; or (B) if the Defaulting Party (1) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (2) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (3) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; (4) makes or seeks to make a general assignment for the benefit of its creditors; or (5) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(ii) by mutual written agreement of the Parties;

(iii) upon the completion of the Second Closing; or

(iv) upon any termination of the transactions to be consummated at the Second Closing pursuant to Section 5.3(a) of the Purchase Agreement.

(c) Effect of Termination or Expiration. Upon the expiration or termination of this Agreement for any reason:

(i) Service Provider shall promptly remove any Service Provider Equipment located at the Company’s Facility or any other premises utilized to provide the Services or to conduct the Business Activities unless said Service Provider Equipment is provided to the Company pursuant to a separate agreement still in effect; and

(ii) Service Provider shall be responsible for all direct and indirect costs and expenses incurred in the conduct of the Business Activities in accordance with this Agreement during the Service Period, and Service Provider shall be entitled to all receipts and other revenues from the conduct of the Business Activities through the date of termination, whenever received, and immediately upon termination of this Agreement for any reason, the Company shall transfer, assign and deliver to Service Provider all cannabis and cannabis products, including cannabis feedstock, work in process and any remaining finished goods inventory not previously transferred, and any accounts receivable and other current assets and rights to payment or revenues of the Company from the conduct of the Business Activities during the Service Period.

7. Application of Revenues; Payment of Expenses.

(a) Application of Revenues. The Parties agree that all revenues from the Company’s sale of inventory to Cypress shall be applied to pay all costs incurred in the production of such inventory and other costs, if any, incurred by the Company during the Service Period, except as otherwise provided in Section 3(d) (“Service Period Costs and Expenses”).

(b) Service Period Expenses. In the event the revenues described in Section 7(a) are insufficient to pay all Service Period Costs and Expenses, the Service Provider shall be responsible for any shortfall.

(c) Security Interest. In order to secure the performance of the Company’s obligations under this Agreement, the Company hereby grants Service Provider a security interest in and to any or all of the following collateral: all tangible and intangible assets of the Company, as more full set forth on Schedule I hereto. Service Provider and the Company agree that this Agreement constitutes a Security Agreement under the California Uniform Commercial Code. Service Provider shall have the right to file a UCC-1 financing statement documenting any security interest granted to Service Provider, and the Company shall cooperate with Service Provider in any such filing such UCC-1.

8. Records and Recordkeeping.

(a) Access to Information. Company hereby authorizes and grants to Service Provider full and complete access to all information, instruments and documents relating to Company which may be reasonably requested by Service Provider to perform its obligations hereunder, and shall disclose and make available to Service Provider, including any Service Provider Affiliates, employees, officers, agents or representatives, for review copying and retention, all relevant books, agreements, papers and records of Company.

(b) At all times during and after the Term, all business records and information including but not limited to, all books of account and general administrative records and all information generated under or contained in the management information systems pertaining to Company, relating to the business and activities of the Service Company, shall be and remain the sole property of Service Provider After termination of this Agreement, Company will have reasonable access during normal business hours to the business records relating to the Business Activities for purposes of preparing income tax and other business filings.

(c) Company shall at all times during the Term, and at all times thereafter, make available to Service Provider for inspection by its authorized representatives, during regular business hours, at the principal place of business of Company, any of Company’s records requested by Service Provider.

(d) To the extent required by any applicable Law, Service Provider shall at all times during and after the Term, provide to the LADCR, BCC or CDPH any requested records in Service Provider’s possession custody or control, relating to the Business Activities.

9. Confidential Information.

(a) Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information; with such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of Receiving Party before being disclosed by or on behalf of Disclosing Party; or (iv) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information. For the avoidance of doubt, (x) “Confidential Information” does not include information with respect to the Business or the Assets conveyed to Service Provider at the First Closing, which shall be governed by the Purchase Agreement, and (y) the books and records owned by Service Provider pursuant to Section 8(b) of this Agreement shall be Service Provider’s Confidential Information. Upon the consummation of the Second Closing or earlier termination of this Agreement, this Section 9 shall terminate as to Service Provider and the Company shall convey all Company Confidential Information to Service Provider and be bound by the confidentiality provisions in the Purchase Agreement with respect thereto.

(b) Protection of Confidential Information. Receiving Party shall, for three (3) years from the receipt of such Confidential Information: (i) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except: (A) to Receiving Party’s employees, agents, representatives, officers or directors who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; or (B) pursuant to applicable federal, state, or local law, regulation or a valid order issued by a court or governmental authority of competent jurisdiction, provided that Receiving Party shall first provide Disclosing Party with: (i) prompt Notice of such requirement so that Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. On the expiration or termination of the Agreement, the Receiving Party shall promptly return to the Disclosing Party all copies, whether in written, electronic, or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such Confidential Information and certify in writing to the Disclosing Party that such Confidential Information has been destroyed.

10. Representations and Warranties.

(a) The Company’s Representations and Warranties. The Company represents and warrants to Service Provider that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction of its incorporation, organization or formation, as applicable; (ii) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement; (iii) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (iv) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; (v) when executed and delivered by each of the Parties, this Agreement, including and together with any related exhibits, schedules, attachments and appendices will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and (vi) to the best of its knowledge it is in material compliance with all Laws and contracts applicable to this Agreement and the operation of its business.

(b) Service Provider’s Representations and Warranties. Service Provider represents and warrants to the Company that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction of its incorporation, organization or formation, as applicable; (ii) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement; (iii) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (iv) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; (v) when executed and delivered by each of the Parties, this Agreement, including and together with any related exhibits, schedules, attachments and appendices will constitute the legal, valid, and binding obligation of Service Provider, enforceable against Service Provider in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and (vi) the execution, delivery and performance of this Agreement by Service Provider will not violate, conflict with, require consent under or result in any breach or default under: (A) any of Service Provider’s organizational documents; (B) any applicable Law; or (C) with or without notice or lapse of time or both, the provisions of any other contracts applicable to this Agreement and the operation of its business.

(c) Except as expressly stated in this Section 10, (i) each Party hereby disclaims all warranties, either express, implied, statutory or otherwise under this Agreement, and (ii) Service Provider specifically disclaims all implied warranties of merchantability, fitness for a particular purpose, title and non-infringement.

11. Indemnification.

(a) Service Provider Indemnification. The Company shall indemnify, defend, and hold harmless Service Provider and the other Purchaser Indemnitees (each a, “Service Provider Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by a Service Provider Indemnified Party (collectively, “Service Provider Indemnified Party Losses”), arising out of or resulting from any Action of a third party or the Company arising out of or occurring in connection with the Company’s gross negligence, willful misconduct, breach of this Agreement or violation of Law.

(b) Company Indemnification. Service Provider shall indemnify, defend, and hold harmless the Company and the other Seller Indemnitees (each a, “Company Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by a Company Indemnified Party (collectively, “Company Indemnified Party Losses”), arising out of or resulting from any Action of a third party or Service Provider, any other loss or liability arising out of or occurring in connection with Service Provider’s operating of the Facility or the Business Activities on or after the Effective Date, and any taxes and other losses or liabilities incurred by Hacienda with respect to any Service Period Tax Returns (whether or not such taxes were shown as due and owing on such Service Period Tax Returns).

(c) Except for any claims that may be available to the Parties for specific performance, injunctive relief or similar equitable remedies, the indemnification provided for in this Section 11 constitutes the sole remedy of the Parties for any matter based on, arising out of or related to this Agreement. The foregoing shall not prejudice the rights of any Party under the Purchase Agreement, and in the event of any conflict between this Agreement and Article VI of the Purchase Agreement, said Article VI shall control.

12. Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF USE, REVENUE OR PROFIT OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT OR IN CONNECTION WITH ANY OTHER CLAIM FOR DAMAGES HEREUNDER, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAD BEEN DISCLOSED IN ADVANCE OR WAS FORESEEABLE, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture, or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a reseller agreement and not a franchise or business opportunity agreement.

14. Insurance. During the Term, Service Provider shall, at its own expense, maintain, and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than One Million Dollars and 00/100 ($1,000,000.00) for each occurrence and Two Million Dollars and 00/100 ($2,000,000.00) in the aggregate with financially sound and reputable insurers. Upon the Company’s request, Service Provider shall provide the Company with a certificate of insurance for all insurance coverage required by this Section 14(a), and shall not do anything to invalidate such insurance.

15. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control (which events may include, but not be limited to natural disasters, embargoes, explosions, riots, pandemics, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

16. No Conflicts; Consents. Each Party hereby represents and warrants to the other Party that the execution, delivery and performance by such first Party of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or organization, by-laws or other organizational documents applicable to such Party; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Party; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which such Party is a party; (d) result in the creation or imposition of any encumbrance or lien on or any assets of such Party (except in the case of the Company, in favor of Service Provider) ; or (e) in the case of such Party, require the consent, to the extent said consent has not been disclosed herein and obtained independently in writing, of any entity or individual who is not a Party to this Agreement. Nothing in this Agreement shall limit the Parties’ rights and obligations under the Purchase Agreement.

17. Miscellaneous.

(a) Interpretation. For the purposes of this Agreement, (i) the words “include”, “includes”, and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits and schedules, mean the sections of, and exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(b) Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”, and with the correlative meaning, “Notify”) must be in writing and addressed to the other Party at its address set forth on the signature page (or to such other address that the receiving Party may designate from time to time in accordance with this Section 18(b)). Unless otherwise agreed herein or required by applicable Law, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid), facsimile or e-mail (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (i) on receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(c) Entire Agreement. This Agreement, including any exhibits or schedules attached or referenced hereto, constitutes the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

(d) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that, upon prior written notice to the other Party, either Party may assign the Agreement to an Affiliate of such Party or to a successor of all or substantially all of the assets of such Party through merger, reorganization, consolidation or acquisition. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void.

(f) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h) Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise provided herein, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(i) Dispute Resolution. Without intending to limit the rights of the Parties to seek specific performance, injunctive relief or similar equitable remedies, the Parties agree, on behalf of themselves, the Purchaser Indemnitees and the Seller Indemnitees, that any dispute or Action based on, arising out of, or relating to this Agreement or any breach thereof (a “Dispute”), shall be resolved by arbitration in accordance with the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”; see www.adr.org). The arbitration shall be conducted in the City of Los Angeles, California by one sole arbitrator. The sole arbitrator shall be appointed in accordance with the AAA Rules. The arbitrator shall follow the then-applicable ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The sole arbitrator, by accepting appointment, shall undertake to exert her or his best efforts to conduct the process so as to issue an award within six (6) months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award. The sole arbitrator shall decide the Dispute in accordance with the substantive law of the State of California, without regard to the conflict of laws rules thereof, and shall not award any damages, fees, cost, expenses or any other amounts that the Parties have agreed to exclude pursuant to this Agreement. The award of the sole arbitrator may be entered in any court of competent jurisdiction.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California).

(k) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE DOCUMENTS OR AGREEMENTS CONTEMPLATED HEREBY, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THOSE DOCUMENTS OR AGREEMENTS, PRESENT OR FUTURE, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(l) Electronic Signatures;Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. An executed copy of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the Parties and the receiving Parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

(m) Competing Interests. Service Provider or any Affiliate of Service Provider is entitled to have, and nothing in this Agreement shall be construed to restrict Service Provider or any Affiliate of Service Provider from having any other business interests including those that may be competitive to the Company.

(n) Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties hereto, including without limitation, requirements that the Parties take no action in violation of applicable Law or the guidance or instruction of the applicable regulatory authorities. The Parties acknowledge and understand that the applicable Laws and/or the requirements of the applicable regulatory authorities are subject to change and are evolving and continues to do so. If necessary or desirable to comply with the legal and regulatory requirements, the Parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable best efforts to take all actions reasonably requested to ensure compliance with such legal and regulatory requirements, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliance with such legal and regulatory requirements to promptly respond to any informational requests, supplemental disclosure requirements or other correspondence from all regulatory requirements and, to the extent permitted by applicable Law, keep the other Party fully and promptly informed as to any such requests, requirements or correspondence.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

INDUS LF LLC

By: ____________________
      Name:
      Title:

THE HACIENDA COMPANY, LLC

By: ____________________
      Name:
      Title:

BRAND NEW CONCEPTS, LLC

By: ____________________
      Name:
      Title:

Schedule I

Collateral

The collateral consists of all of the Company’s right, title and interest in, to and under or arising out of each and every asset, tangible and intangible, including, without limitation, each and all of the following, whether now existing or hereafter arising and wherever located, but in all cases excluding any consideration received under the Purchase Agreement or any account holding the relevant proceeds thereof:

(i)
all of the Company’s Goods including, without limitation:

(a)            all inventory including, without limitation, all raw materials, work in process, finished goods, supplies, incidentals and packaging materials; and

(b)            all machinery and equipment (including, without limitation, all manufacturing, warehouse, and office machinery and equipment), fixtures, trade fixtures, appliances, engineering drawings and diagrams, tools and tooling (including any rights in respect of tools or tooling in the possession of others), computer and other data processing equipment, furniture, office, production or data processing supplies on hand or in transit, other miscellaneous supplies and other tangible property of any kind now owned or hereafter acquired by the Company or in which the Company now has or may hereafter acquire any right, title or interest, including, without limitation, all such property located in any store, plant, warehouse, office or other space leased, owned or occupied by the Company and all of the Company’s interest in all leasehold improvements and any and all additions thereto, substitutions therefor and replacements thereof, together with all attachments, components, parts and accessories installed thereon or affixed thereto;

(ii)
all of the Company’s Accounts;

(iii)
all of the Company’s licenses, Instruments, Documents, Chattel Paper, Deposit Accounts, Investment Property and General Intangibles (including, without limitation, software);

(iv)
all of the Company’s patents, trademarks and copyrights (and any supplements thereto), together with

(a)            all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the business of the Company, all trade names, service marks, logos, copyrights and the like owned or used by the Company and used or useful in the business of the Company and goodwill relating to the same; and all licenses or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used, all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, and the like pertaining to the operations by the Company in, on or about any of its plants or warehouses, all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured on or about any of its plants; and all accounting information pertaining to operations in, on or about any of its plants and all media in which or on which any of the information or knowledge or data or and all computer programs used for the compilation or printout of such information, knowledge, records or data, and

(b)           all contract rights, General Intangibles (including, without limitation, payment intangibles and software) and other property rights of any nature whatsoever arising out of or in connection with the foregoing;

(v)
all of the Company’s customer lists and records of the business, all property from time to time described in any financing statement (UCC-1) or similar notice filing naming Service Provider as secured party and all property of Company in the possession of Service Provider; and

(vi)
all additions, accessions, replacements, substitutions or improvements and all products and proceeds (including, without limitation, proceeds of insurance), of any and all collateral described in clauses (i) through (v) above.

“Accounts”, “Chattel Paper”, “Deposit Account”, “Document”, “General Intangible”, “Goods”, “Instrument” and “Investment Property” shall have the respective meanings given to them in the California Uniform Commercial Code-Secured Transactions.

Exhibit C
Second Closing Bill of Sale

[See attached.]

SECOND CLOSING BILL OF SALE

THIS SECOND CLOSING BILL OF SALE (this “Bill of Sale”) is made effective as of __________ ___, 2021 (the “Effective Date”), and is entered into by and among The Hacienda Company, a California limited liability company (“THC”), Brand New Concepts, LLC, a California limited liability company (“BNC”), LFCO, LLC, a California limited liability company (“LFCO”), Lowell Farms LLC, a California limited liability company (“Lowell”), LFHMP, LLC, a California limited liability company (“LFHMP”), LFLC, LLC, a California limited liability company (“LFLC”, and together with THC, BNC, LFCO, Lowell, and LFHMP, the “Transferors”, and each a “Transferor”), and Indus LF LLC, a California limited liability company (“Transferee”).

WHEREAS, the Transferors, Transferee, and Indus Holdings, Inc., a British Columbia corporation, are parties to that certain Asset Purchase Agreement dated as of February [●], 2021 (the “APA”) (all capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in the APA).

WHEREAS, the Transferors and Transferee desire to enter into this Bill of Sale to perfect the conveyance of the Regulated Assets to Transferee, as more fully set forth herein and in the APA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Transfer of Assets. Each Transferor hereby grants, assigns, transfers, conveys, and delivers to Transferee all of such Transferor’s right, title and interest in and to the Regulated Assets. None of the Transferors are granting, assigning, transferring, conveying or delivering any Excluded Assets to Transferee, nor shall anything in this Bill of Sale or the APA be deemed to constitute a grant, assignment, transfer, conveyance or delivery of any such Transferor’s right, title or interest in and to the Excluded Assets. Transferee hereby accepts the Regulated Assets.

2.           APA to Control. This Bill of Sale is subject to the terms and conditions of the APA, and in the event of any conflict between the terms of this Bill of Sale and the terms of the APA, the APA shall control.

3.           Miscellaneous.

(a)            This Bill of Sale, the APA, and each of the documents, instruments and agreements delivered in connection thereto constitute the entire agreement between the Transferors and Transferee with respect to the subject matter of this Bill of Sale and supersede all prior agreements and understandings, both oral and written, between the Transferors and Transferee with respect to the subject matter of this Bill of Sale.

(b)           This Bill of Sale may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Bill of Sale may be delivered by facsimile or by portable document format (.pdf) image and shall be deemed originals for all purposes hereunder.

(c)            Sections 7.3 and 7.16 of the APA are incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

[Signature Page Follows]

This Bill of Sale is made and effective as of the Effective Date.

TRANSFERORS:

THE HACIENDA COMPANY, LLC
By: _______________________________
Name:
Title:

BRAND NEW CONCEPTS, LLC
By: _______________________________
Name:
Title:

LFCO, LLC
By: _______________________________
Name:
Title:

LOWELL FARMS, LLC
By: _______________________________
Name:
Title:

LFHMP, LLC
By: _______________________________
Name:
Title:

LFLC, LLC
By: _______________________________
Name:
Title:

[Signature Page to Bill of Sale]

TRANSFEREE: INDUS LF LLC By: _______________________________ Name: Title:

[Signature Page to Bill of Sale]

Exhibit D
Second Closing Assignment and Assumption Agreement

[See attached.]

SECOND CLOSING ASSUMPTION AGREEMENT

This Second Closing Assumption Agreement (this “Agreement”) is made effective as of __________ ___, 2021 (the “Effective Date”), and is entered into by and among The Hacienda Company, a California limited liability company (“THC”), Brand New Concepts, LLC, a California limited liability company (“BNC”), LFCO, LLC, a California limited liability company (“LFCO”), Lowell Farms LLC, a California limited liability company (“Lowell”), LFHMP, LLC, a California limited liability company (“LFHMP”), LFLC, LLC, a California limited liability company (“LFLC”, and together with THC, BNC, LFCO, Lowell, and LFHMP, the “Transferors”, and each a “Transferor”), and Indus LF LLC, a California limited liability company (“Transferee”).

WHEREAS, the Transferors, Transferee, and Indus Holdings, Inc., a British Columbia corporation, are parties to that certain Asset Purchase Agreement dated as of February [●], 2021 (the “APA”) (all capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in the APA).

WHEREAS, the Transferors and Transferee desire to enter into this Agreement to perfect the assumption of the Second Closing Assumed Liabilities by Transferee, as more fully set forth herein and in the APA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assumption of Second Closing Assumed Liabilities. Transferee hereby assumes all of the Second Closing Assumed Liabilities. Transferee shall not hereby be deemed to have assumed any of the Excluded Liabilities.

2. APA to Control. This Agreement is subject to the terms and conditions of the APA, and in the event of any conflict between the terms of this Agreement and the terms of the APA, the APA shall control.

3. Miscellaneous.

(a) This Agreement, the APA, and each of the documents, instruments and agreements delivered in connection thereto constitute the entire agreement between the Transferors and Transferee with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Transferors and Transferee with respect to the subject matter of this Agreement.

(b) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile or by portable document format (.pdf) image and shall be deemed originals for all purposes hereunder.

(c) Sections 7.3 and 7.16 of the APA are incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

[Signature Page Follows]

D-1

This Agreement is made effective as of the Effective Date.

TRANSFERORS:

THE HACIENDA COMPANY, LLC
By: _______________________________
Name:
Title:

BRAND NEW CONCEPTS, LLC
By: _______________________________
Name:
Title:

LFCO, LLC
By: _______________________________
Name:
Title:

LOWELL FARMS, LLC
By: _______________________________
Name:
Title:

LFHMP, LLC
By: _______________________________
Name:
Title:

LFLC, LLC
By: _______________________________
Name:
Title:

TRANSFEREE: INDUS LF LLC By: _______________________________ Name: Title:

[Signature Page to Assumption Agreement]
D-2

Exhibit E
Closing Statement

[See attached.]

CLOSING STATEMENT

February 25, 2021

This Closing Statement is being delivered pursuant to Section 1.4(b) of that certain Asset Purchase Agreement, dated as of the date hereof (the “APA”), by and among the The Hacienda Company, LLC, a California limited liability company (“THC”), Brand New Concepts, LLC, a California limited liability company, LFCO, LLC, a California limited liability company, Lowell Farms LLC, a California limited liability company, LFHMP, LLC, a California limited liability company, LFLC, LLC, a California limited liability company, Indus LF LLC, a California limited liability company (“Purchaser”), and Indus Holdings, Inc., a British Columbia corporation (“Parent”). Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the APA.

The undersigned, solely in her capacity as manager of THC, does hereby certify to Purchaser and Parent that set forth in: (a) Schedule I hereto is a list of the Closing Liabilities, separated by (i) all amounts to be paid by Purchaser (with payment instructions) at the First Closing, (ii) all amounts to be paid by the Sellers at the First Closing, and (iii) an estimate of the Liabilities to be paid by the Sellers after the First Closing; and (b) Schedule II hereto is the outstanding and projected accrued vacation costs for the Group I, Group II and Group III Employees.

[Signature Page Follows]

E-1

OF IN WITNESS WHEREOF, the undersigned has executed this Closing Statement as of the date set forth above.

________________________________
Name:
Title:

E-2